--------------------------
                                PEOPLES BANCORP
                            OF NORTH CAROLINA, INC.
                           --------------------------



                         Notice of 2003 Annual Meeting,
                              Proxy Statement and
                                  Annual Report

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                PROXY STATEMENT


                                TABLE OF CONTENTS


                                                                                           Page
                                                                                           ----
Notice of 2003 Annual Meeting of Shareholders . . . . . . . . . . . . . . . . . . . . . .    ii

Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Solicitation, Voting and Revocability of Proxies. . . . . . . . . . . . . . . . . . .     1
    Security Ownership of Certain Beneficial Owners . . . . . . . . . . . . . . . . . . .     2
    Section 16(a) Beneficial Ownership Reporting Compliance . . . . . . . . . . . . . . .     5
    Proposal 1 - Election of Directors. . . . . . . . . . . . . . . . . . . . . . . . . .     5
    Report of Compensation Committee. . . . . . . . . . . . . . . . . . . . . . . . . . .    20
    Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . .    20
    Report of Audit and Examining Committee . . . . . . . . . . . . . . . . . . . . . . .    20
    Performance Graph . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    Proposal 2 - Ratification of Selection of Independent Auditor . . . . . . . . . . . .    22
    Date for Receipt of Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . .    22
    Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

Appendix A:  Annual Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    General Description of the Business . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
    Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
    Management's Discussion and Analysis of Financial Condition and Results of Operations   A-3
    Quantitative and Qualitative Disclosures About Market Risk. . . . . . . . . . . . . .  A-17
    Market For the Company's Common Equity and Related Shareholder Matters. . . . . . . .  A-18
    Directors and Officers of the Company . . . . . . . . . . . . . . . . . . . . . . . .  A-19
    Report of Independent Certified Public Accountants. . . . . . . . . . . . . . . . . .  A-20
    Consolidated Balance Sheets - December 31, 2002 and 2001. . . . . . . . . . . . . . .  A-21
    Consolidated Statements of Earnings - For the Years Ended December 31, 2002, 2001
      and 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
    Consolidated Statements of Changes in Shareholders' Equity - For the Years Ended
      December 31, 2002, 2001 and 2000. . . . . . . . . . . . . . . . . . . . . . . . . .  A-23
    Consolidated Statements of Comprehensive Income - For the Years Ended
      December 31, 2002, 2001 and 2000. . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
    Consolidated Statements of Cash Flows - For the Years Ended December 31, 2002,
      2001 and 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
    Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .  A-27

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.
                              POST OFFICE BOX 467
                                518 WEST C STREET
                        NEWTON, NORTH CAROLINA 28658-0467
                                 (828) 464-5620

                  NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 1, 2003

     NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the "Meeting") of Peoples Bancorp of North Carolina, Inc. (the "Company") will be held on Thursday, May 1, 2003, at 11:00 a.m., Eastern Time, at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina.

     The Meeting is for the purpose of considering and voting upon the following matters:

     1. To elect three persons who will serve as directors of the Company for a three-year term expiring in 2006, or until their successors are duly elected and qualified;

     2. To ratify the appointment of Porter Keadle Moore, LLP ("PKM") as the independent auditor for the Company for the fiscal year ending December 31, 2003; and

     3. To transact such other business as may properly come before the Meeting or any adjournments thereof. The board of directors of the Company (the "Board of Directors") is not aware of any other business to be considered at the Meeting.

     The Board of Directors has established March 14, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                   By Order of the Board of Directors,

                                   /s/ Tony W. Wolfe

                                   Tony W. Wolfe
                                   President and Chief Executive Officer

Newton, North Carolina
April 3, 2003


A FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                PROXY STATEMENT
                      2003 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 2003

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

GENERAL

     This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Meeting to be held on Thursday, May 1, 2003, at 11:00 a.m., Eastern Time, at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on April 3, 2003.

     The Company's principal executive offices are located at 518 West C Street, Newton, North Carolina 28658, and its telephone number is (828) 464-5620.

     Other than the matters listed on the attached Notice of 2003 Annual Meeting of Shareholders, the Board of Directors knows of no matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

REVOCABILITY  OF  PROXY

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

SOLICITATION

     The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders, upon request, for their reasonable out-of-pocket expenses in doing so.

VOTING  SECURITIES  AND  VOTE  REQUIRED  FOR  APPROVAL

     Regardless of the number of shares of the Company's common stock (the "Common Stock") owned, it is important that shareholders be represented by proxy or be present in person at the Meeting. Shareholders are requested to vote by completing the enclosed form of proxy and returning it signed and dated in the enclosed postage-paid envelope. Any shareholder may vote for, against, or withhold authority to vote on any matter to come before the Meeting. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions therein. If no instructions are given, the proxy will be voted "FOR" the nominees for election to the Board of Directors named in this Proxy Statement and "FOR" the ratification of PKM as the Company's independent auditor for the fiscal year ending December 31, 2003. If instructions are given with respect to one but not both proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted "FOR" the proposal on which no instructions are given.

     The securities which may be voted at the Meeting consist of shares of Common Stock. The close of business on March 14, 2003 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 3,133,547.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Since many of our shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     In the election of directors, persons must be nominated and elected for a term to expire at the 2006 Annual Meeting of Shareholders. A nominee need only receive a plurality of the votes cast in the election of directors in order to be elected. As a result, those persons nominated who receive the largest number of votes will be elected as directors. No shareholder has the right to cumulatively vote his or her shares in the election of directors.

     As to the ratification of the independent auditor, each share of Common Stock shall entitle its owner to one vote and the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy and entitled to vote, is required to constitute shareholder approval of the proposal.

     Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by one or more inspectors of election designated by the Board of Directors. Abstentions will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions will not be counted in tabulating the votes cast on any proposal submitted to the shareholders. Broker non-votes will not be counted either for determining the existence of a quorum or for tabulating votes cast on any proposal.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


     The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that any person who acquires the beneficial ownership of more than five percent of the Common Stock notify the Securities and Exchange Commission (the "SEC") and the Company. Following is certain information, as of the Record Date, regarding those persons or groups who held of record or who are known to the Company to own beneficially, more than five percent of the outstanding Common Stock.


NAME AND ADDRESS OF       AMOUNT AND NATURE OF      PERCENT
BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)  OF CLASS(2)
-----------------------  -----------------------  -----------
Christine S. Abernethy                337,312(3)       10.76%
P.O. Box 820
Newton, NC  28658

Banc Funds Company, LLC                 234,857         7.49%
208 South LaSalle St.
Suite 1680
Chicago, IL 60604


1 Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. Voting and investment power is not shared unless otherwise indicated.

2 Based upon a total of 3,133,547 shares of Common Stock outstanding as of the Record Date.

3 Carolina Glove Company, Inc. owns 56,378 shares of Common Stock. These shares are included in the calculation of Ms. Abernethy's total beneficial ownership interest. Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc. The business is operated by a family committee. Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.

     Set forth below is certain information, as of the Record Date, regarding those shares of Common Stock owned beneficially by each of the members of the Board of Directors and the named executive officers of the Company, nominees for election at the Meeting, and the directors and executive officers of the Company as a group.

                                              AMOUNT AND
                                              NATURE OF      PERCENTAGE
                                              BENEFICIAL         OF
NAME AND ADDRESS                             OWNERSHIP(1)     CLASS(2)
-----------------------------------------  ----------------  -----------

James S. Abernethy                                99,610(3)        3.15%
Post Office Box 327
Newton, NC  28658

Robert C. Abernethy                              109,640(4)        3.46%
Post Office Box 366
Newton, NC  28658

Joseph F. Beaman, Jr.                             10,199(5)           *
Post Office Box 467
Newton, NC  28658

William D. Cable                                   5,044(6)           *
Post Office Box 467
Newton, NC 28658

Bruce R. Eckard                                     19,700            *
Post Office Box 563
Conover, NC  28613

John H. Elmore, Jr.                                 24,002            *
Post Office Box 445
Catawba, NC  28609

A. Joseph Lampron                                 1,402 (7)           *
Post Office Box 467
Newton, NC 28658

Gary E. Matthews                                     4,369            *
210 First Avenue South
Conover, NC  28613

Charles F. Murray                                 56,811(8)        1.79%
Post Office Box 1118
Claremont, NC  28610

Larry E. Robinson                                 22,141(9)           *
Post Office Box 723
Newton, NC  28658

Lance A. Sellers                                  6,281(10)           *
Post Office Box 467
Newton, NC 28658

Fred L. Sherrill, Jr.                            14,058(11)           *
Post Office Box 816
Conover, NC  28613

Dan Ray Timmerman, Sr.                              24,975            *
Post Office Box 1148
Conover, NC  28613

Tony W. Wolfe                                    16,734(12)           *
Post Office Box 467
Newton, NC  28658


                                        3

                                             AMOUNT AND
                                              NATURE OF      PERCENTAGE
                                              BENEFICIAL         OF
NAME AND ADDRESS                             OWNERSHIP(1)     CLASS(2)
-----------------------------------------  ----------------  -----------

Benjamin I. Zachary                             40,844 (13)        1.29%
Post Office Box 277
Taylorsville, NC  28681

All current directors and nominees and     420,527(14),(15)       13.28%
executive officers as a group (15 people)


*    Does not exceed one percent of the Common Stock outstanding.

---------------

1 Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. Voting and investment power is not shared unless otherwise indicated.

2 Based upon a total of 3,133,547 shares of Common Stock outstanding as of the Record Date and 33,135 stock options exercisable within 60 days with respect to the designated recipient(s).

3 Includes 35,283 shares of Common Stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Assistant Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

4 Includes 2,524 shares of Common Stock owned by Mr. R. Abernethy's spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

5 Includes 8,078 shares of Common Stock in which Mr. Beaman has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

6 Includes 3,394 shares of Common Stock in which Mr. Cable has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

7 Includes 1,379 shares of Common Stock in which Mr. Lampron has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

8 Includes 882 shares of Common Stock owned by Mr. Murray's spouse, for which Mr. Murray disclaims beneficial ownership. Also includes 1,650 shares owned by Murray's Hatchery, Inc. Mr. Murray is President of Murray's Hatchery, Inc.

9 Includes 3,177 shares of Common Stock owned by Mr. Robinson's spouse, for which Mr. Robinson disclaims beneficial ownership.

10 Includes 6,181 shares of Common Stock in which Mr. Sellers has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

11 Includes 5,690 shares of Common Stock owned by Mr. Sherrill's spouse, for which Mr. Sherrill disclaims beneficial ownership.

12 Includes 14,103 shares of Common Stock in which Mr. Wolfe has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

13 Includes 35,283 shares of Common Stock owned by Alexander Railroad Company. Mr. Zachary is General Manager, Secretary, Treasurer, and a Director of Alexander Railroad Company.

14 The 35,283 owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

15 Includes 33,135 shares of Common Stock in which the executive officers, as a group, have the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.


Directors James S. Abernethy and Robert C. Abernethy are brothers and sons of Christine S. Abernethy, who owns in excess of 10% of the Common Stock. Directors Bruce R. Eckard and Fred L. Sherrill, Jr. are first cousins by marriage.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes, except as disclosed in this paragraph, that during the fiscal year ended December 31, 2002, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Company provide that the number of directors of the Company shall not be less than five nor more than twelve. The exact number of directors is fixed by the Board of Directors. The Board of Directors has currently fixed the size of the Board at ten members.

     The Board of Directors has nominated the three persons named below for election as directors to serve for a three-year term to expire at the 2006 Annual Meeting of Shareholders or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify.

     The persons named in the accompanying form of proxy intend to vote any shares of Common Stock represented by valid proxies received by them to elect the three nominees listed below as directors for the term specified, unless authority to vote is withheld or such proxies are duly revoked. All of the nominees for election are currently members of the Board of Directors whose terms expire in 2003. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office.

     The Company's Bylaws provide that, in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, if less than 60 days notice of the meeting is given to shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

     The following table sets forth as to each nominee, his name, age, principal occupation during the last five years, and the year he was first elected as a director.


                          AGE ON                      PRINCIPAL OCCUPATION                DIRECTOR
      NAME           DECEMBER 31, 2002               DURING LAST FIVE YEARS                SINCE
-------------------  -----------------  ------------------------------------------------  --------

Robert C. Abernethy                 52  President, Secretary and Treasurer, Carolina          1976
                                        Glove Company, Inc. (glove manufacturer);
                                        Secretary and Assistant Treasurer, Midstate
                                        Contractors, Inc. (paving company)

James S. Abernethy                  48  Vice President, Carolina Glove Company,               1992
                                        Inc. (glove manufacturer); President and
                                        Assistant Secretary, Midstate Contractors, Inc.
                                        (paving company); Vice President, Assistant
                                        Secretary and Chairman of the Board of
                                        Directors, Alexander Railroad Company

Larry E. Robinson                   57  President and Chief Executive Officer, Blue           1993
                                        Ridge Distributing Co., Inc. (beer and wine
                                        distributor); President and Chief Executive
                                        Officer, Associated Brands, Inc. (beer and
                                        wine distributor)

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR ALL OF THE ABOVE-LISTED
                                                     ---
NOMINEES FOR ELECTION AS DIRECTORS. THE THREE NOMINEES RECEIVING THE HIGHEST NUMBER OF VOTES SHALL BE DEEMED TO HAVE BEEN ELECTED.

     The following table sets forth as to each continuing director of the Bank, his name, age, principal occupation during the last five years, the year he was first elected as a director, and the year his current term expires.

                             AGE ON                   PRINCIPAL OCCUPATION             DIRECTOR   TERM
         NAME           DECEMBER 31, 2002            DURING LAST FIVE YEARS             SINCE    EXPIRES
----------------------  -----------------  ------------------------------------------  --------  -------

Bruce R. Eckard                        55  President, Eckard Vending Company, Inc.         1994     2004
                                           (vending machine servicer)

Gary E. Matthews                       47  President and Director, Matthews                2001     2004
                                           Construction Company, Inc.

Dan Ray Timmerman, Sr.                 55  President, Timmerman Manufacturing,             1995     2004
                                           Inc. (wrought iron furniture manufacturer)

Benjamin I. Zachary                    46  General Manager, Treasurer,                     1995     2004
                                           Secretary and member of the Board
                                           of Directors, Alexander Railroad
                                           Company

John H. Elmore, Jr.                    60  Chairman of the Board, Chief Executive          1974     2005
                                           Officer and Treasurer, Elmore
                                           Construction Company, Inc.

Charles F. Murray                      59  President, Murray's Hatchery, Inc.              1990     2005

Fred L. Sherrill, Jr.                  68  President and Chairman of the Board,            1989     2005
                                           Conover Chair Company, Inc.; President
                                           and Chairman of the Board, Sherrill
                                           Properties, Inc (furniture manufacturer)

BOARD  OF  DIRECTORS  OF  THE  BANK

     Peoples Bank (the "Bank") currently has a ten-member board of directors comprised of all of the same people who are currently directors of the Company.

MEETINGS  OF  THE  BOARD  AND  COMMITTEES  OF  THE  BOARD

     The Bank's board of directors is scheduled to meet every other month or as needed. The Board of Directors and the Bank's board of directors met a total of eight (8) times during the fiscal year ended December 31, 2002. During the year ended December 31, 2002, all members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors, the Bank's board of directors and committees of both boards on which they served.

     The Board of Directors of the Company has one standing committee - the Auditing and Examining Committee. The Audit and Examining Committee consists of Directors R. Abernethy, G. Matthews, Robinson, Sherrill, and Zachary. These members are believed to be independent as that term is defined in Rule 4200(a)(15) of the NASD's listing standards. The Audit Committee meets as needed and, among other responsibilities, oversees (i) the internal independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the Securities and Exchange Commission. The Audit and Examining Committee met four (4) times during the fiscal year ended December 31, 2002.

BANK  BOARD  COMMITTEES

     The Bank's board of directors has several standing committees, including the Compensation Committee, Executive and Loan Committee and Strategic Planning Committee.

     The Bank's Compensation Committee consists of Directors R. Abernethy, Eckard, Elmore, Robinson, Sherrill, and Timmerman. The Committee reviews for approval the recommendation of the President and Chief Executive Officer for the compensation of the executive officers and makes recommendations to the Board of Directors for the compensation of the President and Chief Executive Officer. The Committee also makes recommendations to the Board of Directors regarding the adoption of and amendments to employee benefit plans and amendments to the salary administration plan. The Committee met three (3) times during the fiscal year ended December 31, 2002.

     The  Executive  and Loan Committee has six members, Directors J. Abernethy,
R. Abernethy, Eckard, Robinson, Timmerman and Zachary. The Committee conducts loan reviews and approves loans, monitors the overall operations of the Bank, and has the power to act on behalf of the full Board of Directors in the absence of a meeting of the entire Board of Directors. The Committee met eleven (11) times during the fiscal year ended December 31, 2002.

     The  Strategic Planning Committee has four members, Directors J. Abernethy,
R. Abernethy, Eckard, and Sherrill. The Committee's duties include the investigation of and recommendations for future branching sites, discussion of matters of general, strategic corporate direction, discussion of capital expenses associated with technology, and recommending director nominations to the full Board of Directors. The Committee met three (3) times during the fiscal year ended December 31, 2002.

DIRECTOR COMPENSATION

     Directors' Fees. Members of the Board of Directors receive no fees or compensation for their service. However, all members of the Board of Directors are also directors of the Bank and are compensated for that service. Directors receive a fee of $500 for each Bank board of directors meeting attended. An additional fee of $200 is paid to committee members for each committee meeting attended, with the exception of the Executive and Loan Committee for which a fee of $300 is paid to committee members for each meeting attended. In addition to these meeting fees, each director also received an annual retainer of $7,200.

     The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards. Under this Program, directors, officers and employees are awarded a combination of Common Stock of the Company and cash, with the amount of the award based upon the length of service to the Bank. Any Common Stock awarded under the Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program. In 2002, Mr. J. Abernethy received Common Stock having a value of $490 and $160 in cash for ten (10) years of service as a Director.

     Directors' Stock Benefits Plan. Members of the Board of Directors are eligible to participate in the Company's Omnibus Stock Ownership and Long Term Incentive Plan (the "Stock Benefits Plan"). Each director has been awarded 5,365 book value shares under the Stock Benefits Plan. All directors other than Mr. G. Matthews were awarded book value shares on September 28, 1999. Mr. G. Matthews was not a director at that time. The book value of the Common Stock on September 28, 1999, was $11.45 (adjusted to reflect a 10% stock dividend on April 24, 2000). The book value shares then awarded vest 20% annually, with the first 20% vesting on September 28, 2000, and the final 20% vesting on September 28, 2004. Mr. G. Matthews was awarded 5,365 book value shares upon his election to the Board of Directors on May 3, 2001. The book value of the Common Stock on May 3, 2001, was $13.95. Mr. G. Matthew's book value shares vest at a rate of 25% annually with the first 25% having vested on May 3, 2002, and the final 25% vesting on May 3, 2005. See "-- Management Compensation - Stock Benefits Plan" for a description of the plan.

     Directors' Deferred Compensation Plan. In January 2002, the Bank established a non-qualified deferred compensation plan for all of its directors. The Bank's directors are also directors of the Company. Under this plan, each director may defer all or a portion of his fees to the plan each year. The director may elect to invest the deferred compensation in a restricted list of eleven investment funds. The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank. Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank.

     Benefits under the plan are payable in the event of the director's death, resignation, removal, failure to be re-elected, retirement or in cases of hardship. Directors may elect to receive deferred compensation payments in one lump sum or in installments.

     Effective December 6, 2001, the Bank established a Rabbi Trust to hold the directors' accrued benefits under the plan. The Directors' Deferred
Compensation  Plan  was  made  effective  January  1,  2002.

     Directors' Supplemental Retirement Plan. Effective January 1, 2002, the Bank implemented a non-qualified supplemental retirement benefits plan for all its directors. The plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank's earnings. The plan provides retirement benefits based on an index formula. This formula consists of the earnings on a specific life insurance policy, reduced by an amount equal to the Bank's opportunity cost. At retirement, the Bank pays the accumulated excess earnings to the director over a specified number of years. During retirement, the Bank pays the earnings in excess of the opportunity cost to the director annually. These payments continue for fifteen years following the director's retirement. The Bank has purchased life insurance policies on each insurable director that are actuarially designed to offset the annual expense associated with the indexed formula benefit. The Bank is the sole owner of all the policies.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank, or both.

                          AGE ON                                                    EMPLOYED BY THE
                       DECEMBER 31,            POSITIONS AND OCCUPATIONS             COMPANY OR THE
NAME                       2002                  DURING LAST FIVE YEARS                BANK SINCE
---------------------  ------------  ----------------------------------------------  ---------------

Tony W. Wolfe                    56  President and Chief Executive Officer of the               1990
                                     Company and the Bank

Joseph F. Beaman, Jr.            53  Executive Vice President and Corporate                     1977
                                     Secretary of the Company; Executive Vice
                                     President, Chief Administrative Officer and
                                     Secretary of the Bank; Prior to 2001, Chief
                                     Financial Officer of the Company and the
                                     Bank

William D. Cable                 34  Executive Vice President and Assistant                     1995
                                     Corporate Treasurer of the Company;
                                     Executive Vice President and Chief
                                     Operations Officer of the Bank.  Bank
                                     Senior Vice President - Information Services
                                     from April 1998 to 2001.  Vice President -
                                     Internal Auditor of the Bank from January
                                     1997 to April 1998

Lance A. Sellers                 40  Executive Vice President and Assistant                     1998
                                     Corporate Secretary of the Company;
                                     Executive Vice President and Chief Banking
                                     Officer of the Bank; Prior to 2001, Bank
                                     Executive Vice President - Credit
                                     Administration, Mortgage Lending and
                                     Commercial Banking.  Prior to 1999 Bank
                                     Senior Vice President - Credit
                                     Administration.  Prior to August 1998
                                     Senior Credit Officer at a large North
                                     Carolina bank


A. Joseph Lampron                48  Executive Vice President, Chief Financial                  2001
                                     Officer and Corporate Treasurer of the
                                     Company; Executive Vice President and
                                     Chief Financial Officer of the Bank.  Prior to
                                     December 2001, Vice President/Senior
                                     Change Manager at a large North Carolina
                                     bank.

MANAGEMENT COMPENSATION

     The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

     The table on the following page shows, for the fiscal years ended December 31, 2002, 2001 and 2000, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Bank's Chief Executive Officer and the Bank's executive officers whose total annual salary and bonus exceeded $100,000.

                                               ANNUAL COMPENSATION                     LONG TERM COMPENSATION AWARDS
                                               -------------------------------------  ----------------------------------
                                                                                                  SECURITIES UNDERLYING
                                                                                      RESTRICTED     OPTIONS/STOCK
     NAME AND                                                        OTHER ANNUAL       STOCK      APPRECIATION RIGHTS
PRINCIPAL POSITION                       YEAR   SALARY     BONUS    COMPENSATION(1)     AWARDS     ("SARS") (IN SHARES)
---------------------------------------  ----  --------  ---------  ----------------  ----------  ----------------------
Tony W. Wolfe                            2002  $207,840  $      0   $          - -         - -             10,000/0(8)
President and Chief Executive Officer    2001   205,260         0              - -         - -              9,393/0(9)
of the Company and the Bank              2000   185,866    59,361              - -         - -            10,022/0(10)


Joseph F. Beaman, Jr.                    2002  $148,509  $3,750(4)  $          - -         - -              4,000/0(8)
Executive Vice President and             2001   144,465         0              - -         - -              4,981/0(9)
Corporate Secretary of the Company;      2000   137,460    39,787              - -         - -             5,765/0(10)
Executive Vice President, Chief
Administrative Officer and Secretary of
the Bank

Lance A. Sellers                         2002  $140,994  $      0   $          - -         - -              7,000/0(8)
Executive Vice President and Assistant   2001   130,595         0              - -         - -              4,821/0(9)
Corporate Secretary of the Company;      2000   115,658    33,355              - -         - -             4,444/0(10)
Executive Vice President and Chief
Banking Officer of the Bank

A. Joseph Lampron                        2002  $101,751  $ 10,000   $          - -         - -               6,000/0(8)
Executive Vice President, Chief          2001     7,692     5,000              - -         - -              4,138/0(12)
Financial Officer and Corporate          2000    - -(11)      - -              - -         - -                    - -
Treasurer of the Company; Executive
Vice President and Chief Financial
Officer of the Bank

William D. Cable                         2002  $110,814  $      0   $          - -         - -              6,000/0(8)
Executive Vice President and Assistant   2001   103,131         0              - -         - -              3,519/0(9)
Corporate Treasurer of the Company;      2000    91,447    19,157              - -         - -             2,455/0(10)
Executive Vice President and Chief
Operations Officer of the Bank


                                                    ALL OTHER
NAME AND                                 --------------------------------
PRINCIPAL POSITION                       COMPENSATION(2),(3),(5),(6),(7)
---------------------------------------  --------------------------------

Tony W. Wolfe                            $                         11,827
President and Chief Executive Officer                              11,488
of the Company and the Bank                                         9,948


Joseph F. Beaman, Jr.                    $                          7,963
Executive Vice President and                                        7,791
Corporate Secretary of the Company;                                 7,364
Executive Vice President, Chief
Administrative Officer and Secretary of
the Bank

Lance A. Sellers                         $                          7,164
Executive Vice President and Assistant                              6,601
Corporate Secretary of the Company;                                 5,829
Executive Vice President and Chief
Banking Officer of the Bank

A. Joseph Lampron                        $                          5,283
Executive Vice President, Chief                                       385
Financial Officer and Corporate                                       - -
Treasurer of the Company; Executive
Vice President and Chief Financial
Officer of the Bank

William D. Cable                         $                          5,572
Executive Vice President and Assistant                              5,189
Corporate Treasurer of the Company;                                 4,574
Executive Vice President and Chief
Operations Officer of the Bank

-------------------------------------------

Footnotes  on  the  following  page


                                       10

1 Perquisites for the fiscal year did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for the named employee.

2 For Mr. Wolfe, includes for 2002: $10,000 under the 401(k) plan and a $1,827 premium paid for group life insurance in excess of $50,000; for 2001: $9,661 under the 401(k) plan and a $1,827 premium paid for group term life insurance in excess of $50,000; for 2000: $9,082 under the 401(k) plan and a $866 premium paid for group term life insurance in excess of $50,000.

3 For Mr. Beaman, includes for 2002: $7,296 under the 401(k) plan and a $667 premium paid for group life insurance in excess of $50,000; for 2001:
     $7,140 under the 401(k) plan and a $651 premium paid for group term life insurance in excess of $50,000; for 2000: $6,768 under the 401(k) plan and a $596 premium paid for group term life insurance in excess of $50,000.

4 Includes 214 shares of Common Stock valued at $2,996.00 and $754.00 in cash awarded to Mr. Beaman in recognition of twenty-five (25) years of service.

5 For Mr. Sellers, includes for 2002: $6,893 under the 401(k) plan and a $271 premium paid for group life insurance in excess of $50,000; for 2001:
     $6,379 under the 401(k) plan and a $222 premium paid for group term life insurance in excess of $50,000; for 2000: $5,639 under the 401(k) plan and a $190 premium paid for group term life insurance in excess of $50,000.

6    For Mr. Lampron, includes for 2002: $5,013 under the 401(k) plan and a $270 premium paid for group life insurance in excess of $50,000; for 2001: $385 under the 401(k) plan and a $0 premium paid for group term life insurance in excess of $50,000.

7 For Mr. Cable, includes for 2002: $5,411 under the 401(k) plan and a $161 premium paid for group life insurance in excess of $50,000; for 2001:
     $5,043 under the 401(k) plan and a $146 premium paid for group term life insurance in excess of $50,000; for 2000: $4,450 under the 401(k) plan and a $124 premium paid for group term life insurance in excess of $50,000.

8 Includes 10,000; 4,000; 7,000; 6,000 and 6,000 shares subject to option granted on December 17, 2002, to Mr. Wolfe, Mr. Beaman, Mr. Sellers, Mr.
     Lampron, and Mr. Cable respectively. These options, granted pursuant to the Omnibus Plan, entitle Messrs. Wolfe, Beaman, Sellers, Lampron and Cable to purchase at any time after vesting and before December 17, 2012, shares of Common Stock in exchange for an exercise price of $14.10 per share, which was the fair market per share value of the Common Stock on the date of grant. Of these options granted to Messrs. Wolfe, Beaman, Sellers, Lampron and Cable, one-third of the options will vest on December 17, 2003, one-third will vest on December 17, 2004, and the final third will vest on December 17, 2005. All options become 100% vested upon death, disability or a change in control of the Bank.

9 Includes 9,393; 4,981; 4,821 and 3,519 shares subject to option granted on October 30, 2001, to Mr. Wolfe, Mr. Beaman, Mr. Sellers, and Mr. Cable respectively. These options, granted pursuant to the Omnibus Plan, entitle
     Messrs. Wolfe, Beaman, Sellers, and Cable to purchase at any time after vesting and before October 30, 2011, shares of Common Stock in exchange for an exercise price of $15.94 per share, which was the fair market per share value of the Common Stock on the date of grant. Of these options granted to Messrs. Wolfe, Beaman, Sellers, and Cable, one-third of the options vested on October 30, 2002, one-third will vest on October 30, 2003, and the final third will vest on October 30, 2004. All options become 100% vested upon death, disability or a change in control of the Bank.

10 Includes 10,022; 5,765; 4,444 and 2,455 shares subject to option granted, on September 25, 2000, to Mr. Wolfe, Mr. Beaman, Mr. Sellers, and Mr.
     Cable, respectively. These options, granted pursuant to the Omnibus Plan, entitle Messrs. Wolfe, Beaman, Sellers, and Cable to purchase at any time after vesting and before September 25, 2010, shares of Common Stock in exchange for an exercise price of $12.69 per share, which was the fair market per share value of the Common Stock on the date of grant. Of these options granted to Messrs. Wolfe, Beaman, Sellers, and Cable, one-third of the options vested on September 25, 2001, one-third vested on September 25, 2002, and the final third will vest on September 25, 2003. All options become 100% vested upon death, disability or a change in control of the Bank.

11   Mr.  Lampron  commenced  employment  with  the  Bank  on November 26, 2001.

12   Includes 4,138 shares subject to option granted on December 18, 2001 to Mr.
     Lampron.  These  options, granted pursuant to the Omnibus Plan, entitle Mr.
     Lampron to purchase at any time after vesting and before December 18, 2011, shares of Common Stock in exchange for an exercise price of $14.70 per share, which was the fair market per share value of the Common Stock on the date of grant. Of these options granted to Mr. Lampron, one-third of the options vested on December 18, 2002, one-third will vest on December 18, 2003, and the final third will vest on December 18, 2004. All options become 100% vested upon death, disability or a change in control of the Bank.

EMPLOYMENT  AGREEMENTS

     The Bank has entered into employment agreements with Tony W. Wolfe, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; Lance A. Sellers, Executive Vice President, Chief Banking Officer and Assistant Corporate Secretary; A. Joseph Lampron, Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Executive Vice President, Chief Operations Officer and Assistant Corporate Treasurer, in order to establish their duties and compensation and to provide for their continued employment with the Bank. The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term shall always be no less than two and no more than three years. The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually. In addition, the employment agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employee's office. Mr. Wolfe's agreement provides for a company automobile and Mr. Beaman's agreement provides for a monthly automobile allowance. The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

       In the event of a change in control, the term of the employment agreements shall be automatically extended for three years from the date of the change of control. For purposes of the employment agreement, a change in control generally will occur if (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank's securities, acquires beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

     In addition, the employee may voluntarily terminate his employment at any time following a change in control and continue to receive his base salary for the remainder of the term of the employment agreement, if, after the change in control, (i) the employee is assigned duties and/or responsibilities that are inconsistent with his position prior to the change in control or that are inconsistent with his reporting responsibilities at that time, (ii) the employee's compensation or benefits are reduced, or (iii) the employee is transferred, without his consent, to a location which is an unreasonable distance from his current principal work location.

     An additional twelve middle management officers had employment agreements during 2002. The term of these agreements is until December 1, 2003, and the agreements contain provisions similar to those discussed above.

EQUITY COMPENSATION PLAN INFORMATION

     The following table presents the number of shares of Company stock to be issued upon the exercise of outstanding options; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the Company's stock option plans described above.

---------------------  ---------------------------  ----------------------  ----------------------------
PLAN CATEGORY            NUMBER OF SECURITIES TO       WEIGHTED-AVERAGE         NUMBER OF SECURITIES
                       BE ISSUED UPON EXERCISE OF     EXERCISE PRICE OF       REMAINING AVAILABLE FOR
                          OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,      FUTURE ISSUANCE UNDER
                           WARRANTS AND RIGHTS       WARRANTS AND RIGHTS        EQUITY COMPENSATION
                                                                            PLANS (EXCLUDING SECURITIES
                                                                                    REFLECTED IN
                                                                                    COLUMN (a))
---------------------  ---------------------------  ----------------------  ----------------------------
                                   (a)                       (b)                        (c)
---------------------  ---------------------------  ----------------------  ----------------------------
EQUITY COMPENSATION
PLANS APPROVED BY                         198,679(1)  $             14.58(2)                      69,531
SECURITY HOLDERS
---------------------  ---------------------------  ----------------------  ----------------------------
EQUITY COMPENSATION
PLANS NOT APPROVED BY                            0                       0                             0
SECURITY HOLDERS
---------------------  ---------------------------  ----------------------  ----------------------------
     TOTAL                                 198,679  $                14.58                        69,531
---------------------  ---------------------------  ----------------------  ----------------------------


1 Of the 198,679 stock options issued under the Omnibus Plan, a total of 66,292 of those stock options have vested or are exercisable within 60 days. Of the outstanding stock options, options to purchase a total of 26,726 shares of the Common Stock were granted on September 28, 1999; 46,551 options were granted on September 25, 2000; 53,714 options were granted on October 30, 2001; 4,128 options were granted on December 18, 2001; and 67,550 options were granted on December 17, 2002.
2 The exercise prices for the grants of stock options under the Omnibus Plan on September 28, 1999; September 25, 2000; October 30, 2001; December 18, 2001; and December 17, 2002 are $16.36 (as adjusted due to a 10% stock dividend granted on April 24, 2000); $12.69; $15.94; $14.70; and $14.10,
     respectively.


STOCK  BENEFITS  PLAN

     General. The Board of Directors has implemented the Omnibus Stock Ownership and Long Term Incentive Plan (the "Omnibus Plan") which was approved by the Company's shareholders on May 13, 1999. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the Common Stock and/or the corporate achievement of financial and other performance objectives.

     The Omnibus Plan is administered by the Compensation Committee of the Bank's board of directors (the "Committee"). Subject to the terms of the Omnibus Plan, the Committee and the board of directors have authority to construe and interpret, for eligible employees and eligible directors, respectively, the Omnibus Plan, to determine the terms and provisions of Rights (as defined below) to be granted under the Omnibus Plan, to define the terms used in the Omnibus Plan and in the Rights granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Omnibus Plan, to determine the individuals to whom and the times at which Rights shall be granted and the number of shares to be subject to, or to underlie, each Right awarded, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan.

     Rights Which May Be Granted. Under the Omnibus Plan, the Committee may grant or award eligible participants Options, rights to receive restricted shares of Common Stock, long term incentive units (each equivalent to one share of Common Stock), SARs, and/or Book Value Shares. These grants and awards are referred to herein as the "Rights." All Rights must be granted or awarded by March 30, 2009, the tenth anniversary of the date the Board of Directors adopted the Omnibus

Plan. As of December 31, 2002, Rights representing 69,531 shares of Common Stock (adjusted to reflect the April 24, 2000 10% stock dividend) were eligible to be awarded under the Omnibus Plan.

     Options. Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options ("ISOs") or non-qualified options ("NSOs"). The exercise price of an Option may not be less than 100% of the last-transaction price for the Common Stock quoted by the Nasdaq National Market on the date of grant.

     The Committee shall determine the expiration date of each Option granted, up to a maximum of ten years from the date of grant. In the Committee's discretion, it may specify the period or periods of time within which each Option will first become exercisable, which period or periods may be accelerated or shortened by the Committee.

     Each Option granted will terminate upon the expiration date established by the Committee or upon the earlier of (i) twelve months after the holder ceases to be an eligible employee or director by reason of death or disability, and
(ii) immediately as of the date the holder is no longer an eligible employee or director for any reason other than death or disability. In the event of a change in control (as that term is defined in the Omnibus Plan), any unvested options granted under the Omnibus Plan will immediately and automatically vest.

     Restricted Stock. The Committee may award Rights to acquire shares of Common Stock subject to certain transfer restrictions ("Restricted Stock") to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate. The Committee shall determine the expiration date for each Restricted Stock award, up to a maximum of ten years from the date of grant. In the Committee's discretion, it may specify the period or periods of time within which each Restricted Stock award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.

     Awards of Restricted Stock shall terminate in the same manner as described above in connection with the termination of Options.

     Units. Under the Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive units, each equivalent in value to one share of Common Stock ("Units"). Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

     The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period. The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance. All performance categories other than financial performance may not be applied in the aggregate as a factor of more than one against financial performance.

     As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of Common Stock and cash. Units awarded, but which the recipients are not entitled to receive, will be cancelled.

     In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability; and the remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability. In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

     In the event of a change in control (as that term is defined in the Omnibus
Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

     An amount equal to the dividend payable on one share of Common Stock (a "dividend equivalent credit") will be determined and credited on the payment date to each Unit recipient's account for each Unit awarded and not yet distributed or cancelled. Such amount will be converted within the account to an additional number of Units equal to the number of shares of Common Stock which could be purchased at the last-transaction price of the Common Stock on the Nasdaq National Market on the dividend payment date.

     No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i) the regular quarterly dividend on the Common Stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of Common Stock; (ii) the rate of dividends on the Common Stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii) estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of Common Stock; or (iv) the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

     If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels. Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

     Stock Appreciation Rights. The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of Common Stock over the last transaction price of the Common Stock on the Nasdaq National Market (the "Base Price") on the date of the award. The Committee may adjust the Base Price of a SAR based upon the market value performance of the Common Stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate. The expiration date of a SAR may be no more than ten years from the date of award.

     Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.

     Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

     Book Value Shares. The Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of Common Stock on the date of award ("Book Value Shares"). The Committee shall specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee. Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the Common Stock at the time the Book Value Share is awarded and the book value of the Common Stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company's investment securities portfolio in accordance with FASB 115.

     The expiration date of each Book Value Share awarded shall be established by the Committee, up to a maximum of ten years from the date of award. However, awards of Book Value Shares shall earlier terminate in the same manner as described above in connection with the termination of Options.

     Adjustments. In the event the outstanding shares of the Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; (iii) and rights and matters determined on a per share basis under the Omnibus Plan. Any such adjustment will be made by the Committee, subject to ratification by the board of directors. As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index. Except with regard to Units and Book Value Shares awarded under the Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of Common Stock, or securities convertible into Common Stock, by the Company for cash or the issuance of shares of Common Stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

     Any shares of Common Stock allocated to Rights granted under the Omnibus Plan, which Rights are subsequently cancelled or forfeited, will be available for further allocation upon such cancellation or forfeiture.

     Federal  Income  Tax  Consequences.

          Options. Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different. Options granted to employees under the Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

          The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

          Options granted to directors under the Omnibus Plan would be "NSOs." In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

          If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the "Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

          The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee's exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.
          Restricted Stock. Pursuant to Section 83 of the Code, recipients of Restricted Stock awards under the Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

          Units. The Company expects that participants generally will not be taxed on the award of Units. Instead, any cash and the then fair market value of any Common Stock received by the participants upon the distribution of a Unit generally will be taxable to the participants as compensation income upon such distribution. At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

          SARs. Pursuant to Section 83 of the code, recipients of SARs under the Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the Common Stock at the time of award of the SAR and the fair market value of the Common Stock at the time that the SAR is exercised. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

          Book Value Shares. The Company expects that participants generally will not be taxed on the award of Book Value Shares. Instead, any cash received by the participants upon redemption of the Book Value Shares generally will be taxable to the participant as compensation income upon distribution. At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

          The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete.
     Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Grants and Awards Made During the Fiscal Year Ended December 31, 2002. On December 17, 2002, the Board of Directors awarded options to purchase 67,550 shares of Common Stock to 39 officers and employees of the Bank at an exercise price of $14.10 per share.

     Following is certain information related to the options granted to Tony W. Wolfe, Joseph F. Beaman, Jr., Lance A. Sellers, A. Joseph Lampron and William D. Cable.

                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED ANNUAL
                                                                              RATES FOR STOCK PRICE
             INDIVIDUAL GRANTS                                             APPRECIATION FOR OPTION TERM
             -----------------                                             ----------------------------

                        NUMBER OF      % OF TOTAL
                        SECURITIES    OPTIONS/SARS
                        UNDERLYING     GRANTED TO     EXERCISE
                       OPTIONS/SARS     EMPLOYEES      OR BASE   EXPIRATION
NAME                     GRANTED     IN FISCAL YEAR     PRICE       DATE         5%           10%
---------------------  ------------  ---------------  ---------  ----------  -----------  ------------

Tony W. Wolfe           10,000/0(1)          14.80 %  $  14.10(2)  12/17/12  $88,674.14   $224,717.69

Joseph F. Beaman, Jr.    4,000/0(1)           5.92 %  $  14.10(2)  12/17/12  $35,469.66   $ 89,887.07

Lance A. Sellers         7,000/0(1)          10.36 %  $  14.10(2)  12/17/12  $62,071.90   $157,302.38

A. Joseph Lampron        6,000/0(1)           8.88 %  $  14.10(2)  12/17/12  $53,204.49   $134,830.61

 William D. Cable        6,000/0(1)           8.88 %  $  14.10(2)  12/17/12  $53,204.49   $134,830.61


---------------

1 These options, granted pursuant to the Omnibus Plan, entitle Messrs. Wolfe, Beaman, Sellers, Lampron and Cable to purchase at any time after vesting and before December 17, 2012, shares of Common Stock in exchange for an exercise price of $14.10 per share, which was the fair market per share value of the Common Stock on the date of grant. Of these options granted to Messrs. Wolfe, Beaman, Sellers, Lampron and Cable, one-third of the options will vest on December 17, 2003, one-third will vest on December 17, 2004, and the final third will vest on December 17, 2005. All options become 100% vested upon death, disability or a change in control of the Bank.

2 Represents the closing market price per share of the underlying securities on the date of grant December 17, 2002.

     No options were exercised by Mr. Wolfe, Mr. Beaman, Mr. Sellers, Mr. Lampron or Mr. Cable during the fiscal year ended December 31, 2002.

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FISCAL YEAR-END OPTION/SAR VALUES

                        SHARES                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                       ACQUIRED       VALUE       UNDERLYING UNEXERCISED           IN-THE-MONEY
                          ON         REALIZED        OPTIONS/SARS AT              OPTIONS/SARS AT
        NAME           EXERCISE(#)      ($)       FISCAL YEAR END(1),(2)         FISCAL YEAR END(3)
---------------------  ------------  ---------  --------------------------  -----------------------------
                                                EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------  -------------  -------------  --------------

Tony W. Wolfe                     0  $       0     14,103/0       22,469/0  $21,048.73/$0  $ 33,534.39/$0

Joseph F. Beaman, Jr.             0  $       0      8,078/0       10,962/0  $12,056.42/$0  $ 16,361.38/$0

Lance A. Sellers                  0  $       0      6,181/0       12,772/0  $ 9,225.14/$0  $ 19,062.81/$0

A. Joseph Lampron                 0  $       0      1,379/0        8,759/0  $    55.16/$0  $    350.36/$0

William D. Cable                  0  $       0      3,394/0        9,558/0  $ 5,065.55/$0  $ 14,265.17/$0

---------------
1 Options to purchase 15,117 shares of Common Stock (adjusted to reflect the April 24, 2000 10% stock dividend) were granted to Messr. Wolfe, Beaman, Sellers and Cable as of September 28, 1999. Pursuant to an amendment to the Stock Option Grant Agreements dated September 25, 2000 these options vest 20% each year over a five-year period beginning on September 28, 2000, with the last 20% vesting on September 28, 2004. Options to purchase 22,686 shares of Common Stock were granted to the Messr. Wolfe, Beaman, Sellers and Cable as of September 25, 2000. One-third of these options vested on September 25, 2001, one-third vested on September 25, 2002 and one-third will vest on September 25, 2003. Options to purchase 22,714 shares of Common Stock were granted to Messr. Wolfe, Beaman, Sellers and Cable as of October 30, 2001. One-third vested on October 30, 2002, one-third will vest on October 30, 2003, and one-third will vest on October 30, 2004. Options to purchase 33,000 shares of Common stock were granted to all the named persons (including Mr. Lampron) as of December 17, 2002. One-third will vest on December 17, 2003, one-third will vest on December 17, 2004, and one-third will vest on December 17, 2005.
2    Options  to  purchase  4,138  shares  of  Common  Stock were granted to Mr.
     Lampron as of December 18, 2001. One-third vested on December 18, 2002, one-third will vest on December 18, 2003 and one-third will vest on December 18, 2004.
3 The exercise price of the stock options granted to Messr. Wolfe, Beaman, Sellers and Cable on September 28, 1999 is $16.36 (adjusted to reflect the April 24, 2000 10% stock dividend). The exercise price of the stock options granted to them on September 25, 2000 is $12.69. The exercise price of the stock options granted to them on October 30, 2001 is $15.94. The exercise price of stock options granted to Mr. Lampron on December 18, 2001 is $14.70. The exercise price of stock options granted to all named persons on December 17, 2002 is $14.10. On December 31, 2002, the closing market price for the Common Stock as reported on the Nasdaq National Market was $14.14.


INCENTIVE  COMPENSATION  PLANS

     The Bank also has a Management Incentive Plan for officers and an Employee Incentive Plan for employees of the Bank. Eligibility under the Employee Incentive Plan is granted to all employees upon ninety (90) days of service with the Bank. Participants in the Employee Incentive Plan are entitled to receive quarterly cash incentives based upon a graduated schedule indexed to attainment of corporate budget. Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank's Board of Directors. Each individual's incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives. Incentives under the Management Incentive Plan are paid annually.


PROFIT  SHARING  AND  401(K)  PLAN

     The Bank has a Profit Sharing and 401(k) Plan for all eligible employees. The Bank made no contribution to the profit sharing plan for the year ended December 31, 2002. No investments in Bank stock have been made by the plan.

     Under the Bank's 401(k) plan, the Bank matches employee contributions to a maximum of five percent of annual compensation. The Bank's 2002 contribution to the 401(k) Plan pursuant to this formula was approximately $339,000. All contributions to the 401(k) Plan are tax deferred.

     The Profit Sharing Plan and 401(k) Plan permit participants to choose from ten investment funds which are selected by a committee comprised of selected directors and senior management. Both the 401(k) Plan and Profit Sharing Plan were amended in 2000 to permit participation in the plans beginning in the second month of employment. As of December 31, 2002, both plans provide for vesting of 20% of the benefit after two years employment and 20% each year thereafter until participants are 100% vested after six years employment.

DEFERRED  COMPENSATION  PLAN

     In January 2002, the Bank established a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank's board of directors may elect to contribute a percentage of their compensation to the plan. The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank. Participants are fully vested in all amounts contributed to the plan by them or on their behalf.

     Benefits under the plan are payable in the event of the participant's retirement, death, termination, or as a result of hardship. Benefit payments may be made in a lump sum or in installments, as selected by the participant.

     Effective December 6, 2001, the Bank established a Rabbi Trust to hold the accrued benefits of the participants under the plan.

SUPPLEMENTAL  RETIREMENT  PLAN

     Effective January 1, 2002, the Bank implemented a non-qualified supplemental retirement benefits plan for certain officers. The plan is designed to provide a retirement benefit to the officers while at the same time minimizing the financial impact on the Bank's earnings. The plan provides retirement benefits based on an index formula. The index formula consists of the earnings on a specific life insurance policy, reduced by an amount equal to the Bank's opportunity cost. At retirement, the Bank pays the accumulated excess earnings to the officer over a specified number of years. During retirement, the Bank pays the earnings in excess of the opportunity cost to the officer annually. These payments continue for a period between ten years and the life of the officer. The Bank has purchased life insurance policies on the participating officers that are actuarially designed to offset the annual expenses associated with the index formula benefit. The Bank is the sole owner of all of the policies.

DISCRETIONARY  BONUSES  AND  SERVICE  AWARDS

     In the past, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Bank's board of directors. The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future.

INDEBTEDNESS  OF  AND  TRANSACTIONS  WITH  MANAGEMENT  AND  DIRECTORS

     Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2002. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2002 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) were transactions which in the opinion of management of the Bank did not involve more than the normal risk of collectability or present other unfavorable features.

     Loans made to Eckard Vending Company, Inc., totaling approximately $3.812 million have been classified on "watch" status. The President of Eckard Vending Company, Inc. is Director Bruce R. Eckard. In addition, loans of approximately $2.289 million made to Elmore Construction Company, Inc., have been placed on "substandard" status. Director John H. Elmore, Jr., is CEO and Chairman of Elmore Construction Company, Inc. The loans to both these companies continue to accrue interest.

                        REPORT OF COMPENSATION COMMITTEE

     The Company does not have a Compensation Committee. However, the Bank's board of directors has a Compensation Committee which is now composed of Directors R. Abernethy, Eckard, Elmore, Robinson, Sherrill, and Timmerman. The Committee meets on an as needed basis to review the Bank's salary program and to make recommendations to the Bank's board of directors regarding compensation of the executive officers. The Bank's board of directors ultimately determines such compensation. The salary of each of the executive officers is determined based upon the executive officer's contributions to the Bank's overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations. The Committee also compares the compensation of the executive officers with compensation paid to executives of other businesses in the Bank's market area, as well as to appropriate state and national salary data. These factors were considered in establishing the compensation of Tony W. Wolfe, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; Lance A. Sellers, Executive Vice President, Chief Banking Officer and Assistant Corporate Secretary; A. Joseph Lampron, Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Executive Vice President, Chief Operations Officer and Assistant Corporate Treasurer, during the 2002 fiscal year. In addition, all of the executive officers of the Bank are eligible to receive discretionary bonuses declared by the Bank's board of directors. The amount of such bonuses and incentive payments is based upon the net income of the Bank in comparison to attainment of corporate budget and attainment of corporate goals and objectives.

         Robert C. Abernethy               Larry E. Robinson
         Bruce R. Eckard                   Fred L. Sherrill, Jr.
         John H. Elmore, Jr.               Dan Ray Timmerman, Sr.



                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     As previously stated, the Company does not have a Compensation Committee. However, the Bank's board of directors has a Compensation Committee which is composed of Directors R. Abernethy, Eckard, Elmore, Robinson, Sherrill, and Timmerman. No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. Tony W. Wolfe, President and Chief Executive Officer of the Bank, makes recommendations to the Committee regarding compensation of the executive officers. Mr. Wolfe participates in the deliberations, but not the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee's discussions or decisions regarding his own compensation.


                    REPORT OF AUDIT AND EXAMINING COMMITTEE


     The Company has adopted a written charter for the Audit and Examining Committee which is reviewed annually, and amended as needed, by the Committee. The Audit and Examining Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by SAS 61. In addition, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant's independence. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

         Robert C. Abernethy          Larry E. Robinson
         Gary E. Matthews             Fred L. Sherrill, Jr.
         Benjamin I. Zachary

                                PERFORMANCE GRAPH

     The following graph compares the Company's cumulative shareholder return on its Common Stock with a NASDAQ index and with a southeastern bank index. The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2002.

                COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
                             Performance Report for
                    Peoples Bancorp of North Carolina, Inc.

                                [GRAPHIC OMITTED]

                                     PERIOD ENDING


INDEX                     12/31/97  12/31/98  12/31/99  12/31/00  12/31/01  12/31/02
------------------------  --------  --------  --------  --------  --------  --------

Peoples Bancorp Inc.        100.00     76.96     69.46     72.14     78.71     79.65

NASDAQ - Total US*          100.00    140.99    261.48    157.42    124.89     86.33

SNL Southeast Bank Index    100.00    106.46     83.77     84.12    104.79    115.76


*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003.
Used  with  permission.  All  rights  reserved.  crsp.com.

SNL  FINANCIAL  LC                                               (434)  977-1600

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     Porter Keadle Moore, LLP, of Atlanta, Georgia ("PKM"), has been selected as the Company's and the Bank's independent auditor for the year ending December 31, 2003. Such selection is being submitted to the Company's shareholders for ratification. Representatives of PKM are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

AUDIT  FEES

     The aggregate fees (including related out-of-pocket expenses) billed for professional services rendered by PKM in connection with (i) the audit of the Company's and the Bank's annual financial statements for the December 31, 2002 fiscal year, (ii) its reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year and (iii) related fees and costs were $102,970.

FINANCIAL  INFORMATION  SYSTEMS  DESIGN  AND  IMPLEMENTATION  FEES

     PKM did not, directly or indirectly, operate or supervise the operation of the Company's information system or manage the Company's local area network for the fiscal year ended December 31, 2002.

ALL  OTHER  FEES

     In addition to the fees outlined above, PKM billed fees in the amount of $58,490 for additional services rendered during the fiscal year ended December 31, 2002. The Audit and Examining Committee of the Board of Directors has determined that the provision of these services is compatible with maintaining PKM's independence.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT  THE  SHAREHOLDERS  VOTE  FOR
                                                                           ---
RATIFICATION OF THE APPOINTMENT OF PKM AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     It is presently anticipated that the 2004 Annual Meeting of Shareholders of the Company will be held on May 6, 2004. In order for shareholder proposals to be included in the Company's proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company's principal executive office no later than December 5, 2003, and meet all other applicable requirements for inclusion in the proxy statement.

     In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2004 Annual Meeting of Shareholders of the Company. In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company's principal executive office no later than February 17, 2004, of his or her proposal. If the Secretary of the Company is not notified of the shareholder's proposal by February 17, 2004, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2004 Annual Meeting

                                  OTHER MATTERS

     Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                                  MISCELLANEOUS

     The Annual Report of the Company for the year ended December 31, 2002, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.


     THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION: A. JOSEPH LAMPRON.

                                       By Order of the Board of Directors,

                                       /s/  Tony W. Wolfe

                                       Tony  W.  Wolfe
                                       President and Chief Executive Officer


Newton, North Carolina
April 3, 2003

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   APPENDIX A

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

GENERAL DESCRIPTION OF BUSINESS

     Peoples Bancorp of North Carolina, Inc. (the "Company"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank"). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's sole activity consists of owning the Bank. The Company's principal source of income is any dividends which are declared and paid by the Bank on its capital stock. The Company has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

     The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 15 offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, and Hickory, North Carolina. At December 31, 2002, the Company had total assets of $644.7 million, net loans of $519.1 million, deposits of $515.7 million, investment securities of $71.7 million, and shareholders' equity of $48.6 million.

     The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate commercial property loans. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.

     The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner").

     At December 31, 2002, the Bank employed 201 full-time equivalent employees.

     The Bank is a subsidiary of the Company. The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.
Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc., provides real estate appraisal and real estate brokerage services.

     In December, 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company.


This Annual Report contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in interest rate environment, management's business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.

                                                        SELECTED
                                                     FINANCIAL DATA

                                     Dollars in Thousands Except Per Share Amounts


                                                            2002            2001        2000        1999        1998
                                                      -----------------  ----------  ----------  ----------  ----------
SUMMARY OF OPERATIONS
Interest income                                       $         36,624      41,898      40,859      32,302      29,215
Interest expense                                                15,777      23,027      19,432      14,790      14,540
                                                      -----------------  ----------  ----------  ----------  ----------

Net interest income                                             20,847      18,871      21,427      17,512      14,675
Provision for loan losses                                        5,432       3,545       1,879         425         445
                                                      -----------------  ----------  ----------  ----------  ----------

Net interest income after provision for loan losses             15,415      15,326      19,548      17,087      14,230
Non-interest income                                              6,491       8,263       3,915       3,380       3,646
Non-interest expense                                            16,758      16,752      15,509      13,832      12,020
                                                      -----------------  ----------  ----------  ----------  ----------

Income before taxes                                              5,148       6,837       7,954       6,635       5,856
Income taxes                                                     1,712       2,262       2,576       2,093       1,847
                                                      -----------------  ----------  ----------  ----------  ----------
Net income                                            $          3,436       4,575       5,378       4,542       4,009
                                                      -----------------  ----------  ----------  ----------  ----------

SELECTED YEAR-END BALANCES
Assets                                                $        644,742     619,505     519,002     432,435     402,273
Available for sale securities                                   71,736      84,286      71,565      62,498      63,228
Loans, net                                                     519,122     484,517     406,226     335,274     297,488
Mortgage loans held for sale                                     5,065       5,339       1,564       1,685       9,260
Interest-earning assets                                        608,619     586,496     490,449     411,734     383,270
Deposits                                                       515,739     490,223     450,073     376,634     350,067
Interest-bearing liabilities                                   527,192     515,989     420,594     339,243     315,387
Shareholders' equity                                  $         48,605      45,401      43,039      37,998      35,924
Shares outstanding*                                          3,133,547   3,218,714   3,218,714   3,218,950   3,219,150
                                                      -----------------  ----------  ----------  ----------  ----------

SELECTED AVERAGE BALANCES
Assets                                                $        624,796     575,142     469,536     417,387     369,864
Available for sale securities                                   77,414      84,549      66,218      60,642      59,824
Loans                                                          507,879     454,371     374,226     324,651     271,819
Interest-earning assets                                        592,947     545,945     447,645     396,606     351,730
Deposits                                                       499,224     481,289     408,210     363,637     321,371
Interest-bearing liabilities                                   516,314     472,435     373,167     326,164     293,631
Shareholders' equity                                  $         48,257      47,432      42,852      39,348      33,303
Shares outstanding*                                          3,151,975   3,218,714   3,218,714   3,218,950   3,058,160
                                                      -----------------  ----------  ----------  ----------  ----------

PROFITABILITY RATIOS
Return on average total assets                                    0.55%       0.80%       1.15%       1.09%       1.08%
Return on average shareholders' equity                            7.12%       9.65%      12.55%      11.54%      12.04%
Dividend payout ratio                                            36.58%      28.14%      23.39%      23.84%      22.61%
                                                      -----------------  ----------  ----------  ----------  ----------

LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loan to deposit                                                 101.73%      94.41%      91.67%      89.28%      84.58%
Shareholders' equity to total assets                              7.72%       8.25%       9.13%       9.43%       9.00%
                                                      -----------------  ----------  ----------  ----------  ----------

PER SHARE OF COMMON STOCK*
Net income                                            $           1.09        1.42        1.67        1.41        1.31
Cash dividends                                        $           0.40        0.40        0.39        0.34        0.28
Book value                                            $          15.51       14.11       13.37       11.81       11.16
                                                      -----------------  ----------  ----------  ----------  ----------

* Shares outstanding and per share computations have been restated to reflect a 10% stock dividend during second quarter
  2000 and  the  3  for  2  stock  split  during  first  quarter  1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



INTRODUCTION
     Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the "Company"), for the years ended December 31, 2002, 2001 and 2000. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln and Alexander Counties, operating under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation (the "FDIC").

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, PEBK Capital Trust I and Peoples Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition. Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. A description of the Company's significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company's 2003 Annual Report to
Shareholders which is Appendix A to the Proxy Statement for the May 1, 2003 Annual Meeting of Shareholders. The following is a summary of the more judgmental and complex accounting policies of the Company.

     Many of the Company's assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company's estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes, market comparisons or internally generated modeling techniques. The Company's internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in management's discussion and analysis and the Notes to the Consolidated Financial Statements.

     There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the applicable hedge deferral criteria, the accounting for the transfer of financial assets and extinguishments of liabilities in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). For a more complete discussion of these policies, see the Notes to the Consolidated Financial Statements.

     Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     The remainder of management's discussion and analysis of the Company's results of operations and financial position should be read in conjunction with the Consolidated Financial Statements and related notes presented on pages A-20 through A-44.


RESULTS  OF  OPERATIONS

SUMMARY
     The Company reported earnings of $3.4 million in 2002, or $1.09 basic and diluted net earnings per share, a 25% decrease as compared to $4.6 million, or $1.42 basic and diluted net earnings per share, for 2001. Net earnings for 2001 represented a decrease of 15% as compared to 2000 net earnings of $5.4 million. The decline in net earnings in 2002 was primarily attributable to an increase in the provision for loan losses and decreased non-interest income. Increased net interest income partially offset the decline in net earnings. The decrease in net income in 2001 compared to 2000 resulted from decreased net interest income combined with charge-offs of certain non-performing loans.

     Return on average assets in 2002 was 0.55%, compared to 0.80% in 2001 and 1.15% in 2000. Return on average shareholders' equity was 7.12% in 2002 compared to 9.65% in 2001 and 12.55% in 2000.


NET  INTEREST  INCOME
     Net interest income, the largest component of the Company's income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company's net yield on its interest-earning assets.

     Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2002, 2001 and 2000. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity. Nonaccrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

TABLE  1-  AVERAGE  BALANCE  TABLE

                                            DECEMBER 31, 2002                DECEMBER 31, 2001              DECEMBER 31, 2000
                                       AVERAGE               YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
(DOLLARS IN THOUSANDS)                 BALANCE   INTEREST     RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:

Loans                                 $507,879      30,256     5.96%  $454,371     35,210     7.75%  $374,226     35,271     9.43%
Interest rate swap agreements                -         509     1.16%         -          -        -          -          -        -
Loan fees                                    -       1,274     0.29%         -      1,302     0.33%         -      1,153     0.31%
                                      --------------------------------------------------------------------------------------------
TOTAL LOANS                            507,879      32,039     6.31%   454,371     36,512     8.04%   374,226     36,424     9.73%

Investments - taxable                   63,792       3,726     5.84%    64,469      4,160     6.45%    44,320      2,994     6.76%
Investments - nontaxable                13,622         929     6.82%    20,080      1,381     6.88%    21,898      1,497     6.84%
Federal funds sold                       3,356          45     1.34%     3,776        127     3.36%     4,593        282     6.14%
Other                                    4,298         201     4.68%     3,249        187     5.74%     2,608        171     6.56%
                                      --------------------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS          592,947      36,940     6.23%   545,945     42,367     7.76%   447,645     41,368     9.24%

Cash and due from banks                 11,351                          12,273                         11,538
Other assets                            27,103                          22,266                         14,634
Allowance for loan losses               (6,607)                         (5,342)                        (4,281)
                                      --------------------------------------------------------------------------------------------

TOTAL ASSETS                          $624,795                         575,142                        469,536
                                      ============================================================================================

INTEREST-BEARING LIABILITIES:

NOW accounts                          $ 60,757         628     1.03%    38,584        413     1.07%    32,866        456     1.39%
Regular savings accounts                21,908          95     0.44%    22,670        178     0.78%    24,982        472     1.89%
Money market accounts                   72,170       1,282     1.78%    65,846      2,373     3.60%    55,982      2,832     5.06%
Time deposits                          285,133      10,358     3.63%   299,815     17,827     5.95%   241,549     14,567     6.03%
FHLB borrowings                         60,956       2,659     4.36%    42,533      2,118     4.98%    15,806        974     6.16%
Demand notes payable to U.S.
  Treasury                                 811          12     1.46%       897         33     3.64%       852         55     6.46%
Trust preferred securities              14,000         735     5.25%       499         30     6.08%         -          -     0.00%
Other                                      579           8     1.38%     1,592         54     3.39%     1,130         76     6.73%
                                      --------------------------------------------------------------------------------------------

TOTAL INTEREST-BEARING LIABILITIES     516,314      15,777     3.06%   472,435     23,026     4.87%   373,167     19,432     5.21%

Demand deposits                         59,256                          54,374                         52,831
Other liabilities                        2,326                           3,486                          3,268
Shareholders' equity                    48,257                          47,432                         42,852
                                      --------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDER'S
EQUITY                                 $626,153                         577,727                        472,118
                                      ============================================================================================

NET INTEREST SPREAD                              $  21,163     3.17%               19,341     2.89%               21,936     4.03%
                                      ============================================================================================

NET YIELD ON INTEREST-EARNING ASSETS                           3.57%                          3.54%                          4.90%
                                      ============================================================================================
TAXABLE EQUIVALENT ADJUSTMENT
  INVESTMENT SECURITIES                          $     316                            470                            509
                                      --------------------------------------------------------------------------------------------

NET INTEREST INCOME                              $  20,847                         18,871                         21,427
                                      ============================================================================================

     Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 describes the impact on the Company's tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

TABLE  2  -  RATE/VOLUME  VARIANCE  ANALYSIS-TAX  EQUIVALENT  BASIS

                                                DECEMBER 31, 2002                             DECEMBER 31, 2001
                                                                    TOTAL                                        TOTAL
                                   CHANGES IN       CHANGES IN     INCREASE     CHANGES IN       CHANGES IN     INCREASE
(DOLLARS IN THOUSANDS)           AVERAGE VOLUME   AVERAGE RATES   (DECREASE)  AVERAGE VOLUME   AVERAGE RATES   (DECREASE)
==========================================================================================================================
INTEREST INCOME:

Loans: Net of unearned income   $         3,838          (8,312)     (4,474)           7,120          (7,032)         88

Investments - taxable                       (42)           (393)       (435)           1,332            (165)      1,167
Investments - nontaxable                   (442)            (10)       (452)            (125)              9        (116)
Federal funds sold                          (10)            (72)        (82)             (39)           (116)       (155)
Other                                        67             (52)         15               48             (33)         15
                                -----------------------------------------------------------------------------------------
TOTAL INTEREST INCOME           $         3,411          (8,839)     (5,428)           8,336          (7,337)        999

INTEREST EXPENSE:

NOW accounts                    $           233             (17)        216               70            (113)        (43)
Regular savings accounts                     (5)            (78)        (83)             (31)           (263)       (294)
Money market accounts                       170          (1,261)     (1,091)             427            (886)       (459)
Time deposits                              (703)         (6,766)     (7,469)           3,489            (229)      3,260
FHLB borrowings                             861            (320)        541            1,489            (345)      1,144
Demand notes payable to U.S.
  Treasury                                   (2)            (19)        (21)               2             (25)        (23)
Trust preferred securities                  765             (60)        705               30              (0)         30
Other                                       (24)            (23)        (47)              24             (45)        (21)
                                -----------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE          $         1,295          (8,544)     (7,249)           5,500          (1,905)      3,594
                                -----------------------------------------------------------------------------------------

NET INTEREST INCOME             $         2,116            (295)      1,821            2,836          (5,431)     (2,595)
                                =========================================================================================

     Net interest income on a tax equivalent basis totaled $21.2 million in 2002, increasing 9% or $1.8 million from 2001. This increase was primarily attributable to a decrease in the cost of funds to 3.06% in 2002 from 4.87% in 2001.

     Interest income decreased $5.4 million or 13% in 2002 primarily due to a decrease in the Bank's prime lending rate from an average rate of 6.91% in 2001 to 4.67% in 2002. The decrease in rates resulted in a decrease in the yield on interest-earning assets to 6.23% in 2002 as compared to 7.76% in 2001, but was partially offset by an increase in average interest-earning assets of $47.0 million. The $47.0 million increase in average interest-earning assets was attributable primarily to a $53.5 million increase in loans offset by a $7.1 million decrease in investments.

     Interest expense decreased $7.2 million or 31% in 2002 as the Bank was able to reprice or replace maturing deposits at lower rates. The decrease in the cost of funds was primarily attributable to a decrease in the average rate paid on time deposits, which fell to 3.63% in 2002 from 5.95% in 2001. This decrease in cost was offset by growth in average interest-bearing liabilities, which increased by $43.9 million to $516.3 million in 2002 from $472.4 million in 2001. This growth in average interest-bearing liabilities was attributable to an increase in Federal Home Loan Bank ("FHLB") borrowings of $18.4 million to $61.0 million in 2002 from $42.5 million in 2001, an increase in trust preferred securities of $13.5 million to $14.0 million in 2002 from $499,000 in 2001, and an increase in average interest-bearing deposits, which increased by $13.1 million, to $440.0 million in 2002 from $426.9 million in 2001.

     Net interest income on a tax-equivalent basis decreased $2.6 million or 12% to $19.3 million in 2001 from $21.9 million in 2000. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.54% in 2001, a decrease from the 2000 net interest spread of 4.03%. The net yield on interest-earning assets in 2001 decreased to 3.54% from the 2000 net interest margin of 4.90%.

PROVISION  FOR  LOAN  LOSSES
     Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management's judgment as to losses within the Company's loan portfolio, including the valuation of impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.

     The provision for loan losses was $5.4 million, $3.5 million, and $1.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in the provision for loan losses reflects an increase in non-performing assets resulting from the continuing slowdown in the local economy, including several large companies that have dramatically reduced their activities. The slowdown in activity from the large companies adversely impacted ancillary businesses that include our customers. Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank's policy for addressing possible loan losses.

NON-INTEREST  INCOME
     Non-interest income for 2002 totaled $6.5 million, a decrease of $1.8 million or 22% from non-interest income of $8.3 million for 2001. The decrease in non-interest income for 2002 reflected reductions in gains on sales of securities, miscellaneous income and mortgage banking income. These decreases were partially offset by an increase in service charges and commissions for insurance and brokerage services. Non-interest income for 2001 increased $4.4 million or 113% over non-interest income of $3.9 million for 2000. The increase in non-interest income for 2001 resulted from fees arising from a new service provided to retail checking customers, gains recorded on the sale of available for sale securities, and a strong demand of mortgage loan services.

     Miscellaneous income for 2002 totaled $1.1 million, a decrease of 44% from $2.0 million for 2001. The decrease in miscellaneous income was partially attributable to a reduction in merchant processing income, resulting from the sale of merchant credit card processing services during first quarter 2002. During 2001, miscellaneous income included an increase in the value of an interest rate floor contract of $158,000. The Company had no realized gains or losses associated with derivative financial instruments during 2002.

     The Company reported a net gain on sale of securities of $626,000 in 2002, compared to a net gain on sale of securities of $1.6 million during 2001. During 2000 a net loss on sale of securities of approximately $483,000 was recognized.

     Mortgage banking income decreased to $702,000 in 2002 from $1.0 million in 2001, primarily due to an increase in the amortization of mortgage servicing rights to $310,000 in 2002 from $196,000 in 2001, resulting from an increase in refinancing during 2002. Mortgage banking income increased $773,000 in 2001 from the $241,000 reported in 2000. The increase in mortgage banking income for 2001 reflected a strong demand for mortgage loan services during 2001.

     Service charges on deposit accounts totaled $3.1 million during 2002, an increase of $255,000, or 9% over 2001. This increase is primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees. Service charge income increased $1.2 million, or 77% in 2001 compared to 2000. Increases in service charges on deposit accounts for 2001 were a result of growth in the deposit base coupled with fees arising from a new product designed to automatically advance funds to assist in the event of checking account overdrafts as well as an increase in account maintenance fees.

     Insurance and brokerage commissions increased to $478,000 in 2002 from $349,000 in 2001. This increase is primarily attributable to increased activity associated with the Bank's investment subsidiary, Peoples Investment Services, Inc.

     Table  3  presents  a  summary  of  non-interest income for the years ended
December  31,  2002,  2001  and  2000.

TABLE  3  -  NON-INTEREST  INCOME

(DOLLARS IN THOUSANDS)                 2002   2001    2000
==========================================================
Service charges                       $3,061  2,805  1,588
Other service charges and fees           503    472    367
Gain (loss) on sale of securities        626  1,614   (483)
Mortgage banking income                  702  1,014    241
Insurance and brokerage commissions      478    349    169
Miscellaneous                          1,121  2,009  2,034
                                      ---------------------
TOTAL NON-INTEREST INCOME             $6,491  8,263  3,916
                                      =====================

NON-INTEREST  EXPENSE
     Total non-interest expense amounted to $16.8 million for 2002 and 2001. Non-interest expense for 2001 increased 8% over the $15.5 million reported in 2000.

     Salary and employee benefit expense was $9.6 million in 2002, compared to $9.1 million during 2001, an increase of $454,000 or 5%, following a $216,000 or 2% increase in salary and employee benefit expense in 2001 over 2000. The increase during 2002 is attributable to an increase in salary expenses of $146,000 for merit increases coupled with expense associated with the supplemental retirement plan offered to key employees totaling $156,000. The increase during 2001 resulted from merit increases.

     The Company recorded occupancy expense of $3.1 million in 2002, compared to $3.0 million during 2001, an increase of $159,000 or 5%, following an increase of $474,000 or 19% in occupancy expenses in 2001 over 2000. Increases in 2002 and 2001 are primarily attributable to an increase in overhead expenses associated with the Bank's growth and expansion of its branch network.

     The total of all other operating expenses decreased $606,000 or 13% during 2002. The decrease in other expense is primarily attributable to a reduction in merchant processing expense resulting from the sale of the merchant credit card processing service during first quarter. Other operating expense increased $552,000 or 13% in 2001 over 2000.

     Table  4  presents  a  summary  of non-interest expense for the years ended
December  31,  2002,  2001  and  2000.

TABLE  4  -  NON-INTEREST  EXPENSE

(DOLLARS IN THOUSANDS)            2002     2001    2000
========================================================
Salaries and wages               $ 7,376   7,230   6,576
Employee benefits                  2,193   1,885   2,323
                                 -----------------------
   TOTAL PERSONNEL EXPENSE         9,569   9,115   8,899
Occupancy expense                  3,143   2,984   2,510
Office supplies                      283     362     330
FDIC deposit insurance               157      85      77
Professional services                264     314     270
Postage                              221     231     205
Telephone                            315     333     380
Director fees and expense            352     219     177
Marketing and public relations       219     243     221
Merchant processing expense           78     552     502
Other operating expense            2,157   2,314   1,938
                                 -----------------------
TOTAL NON-INTEREST EXPENSE       $16,758  16,752  15,509
                                 =======================

INCOME  TAXES
     Total income tax expense was $1.7 million in 2002 compared with $2.3 million in 2001 and $2.6 million in 2000. The primary reason for the decrease in taxes was the decrease in pretax income during 2002 and 2001. The Company's effective tax rates were 33.26%, 33.08% and 32.39% in 2002, 2001 and 2000, respectively.

LIQUIDITY
     The Bank's liquidity position is generally determined by the need to respond to short term demand for funds created by deposit withdrawals and the need to provide resources to fund assets, typically in the form of loans. How the Bank responds to these needs is affected by the Bank's ability to attract deposits, the maturity of the loans and securities, the flexibility of assets within the securities portfolio, the current earnings of the Bank, and the ability to borrow funds from other sources.

     The Bank's primary sources of liquidity are cash and cash equivalents, available-for-sale securities, deposit growth, FHLB advances and the cash flows from principal and interest payments on loans and other interest-earning assets. In addition, the Bank is able, on a short-term basis, to borrow funds from the Federal Reserve System, the Federal Home Loan Bank of Atlanta and The Banker's Bank, and is also able to purchase federal funds from other financial institutions.

     At December 31, 2002, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $39.9 million, which mature over the next two years. The balance and cost of these deposits may be more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled "Deposits".

The Bank had a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $63.1 million at December 31, 2002. The Bank also had the ability to borrow up to $26.5 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2002.

     The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, Federal Funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 22.83% at December 31, 2002, 25.82% at December 31, 2001, and 26.53% at December 31, 2000. The December 31, 2001 and 2000 ratios have been restated to reflect changes in the FHLB borrowing availability calculation, which the Bank recognizes as a factor of its liquidity. The liquidity ratios for all periods reported was greater than the minimum required liquidity ratio of 20% as defined in the Bank's Asset/Liability and Interest Rate Risk Management Policy.

     As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $9.2 million during 2002. Net cash used in investing activities of $28.1 million consisted primarily of a net change in loans of $42.1 million and securities purchased of $48.3 million funded by sales, maturities and paydowns of investment securities of $63.8 million. Net cash provided by financing activities amounted to $19.2 million, consisting of a $25.5 million net increase in deposits and a $5.1 million net decrease in FHLB borrowings.

ASSET  LIABILITY  MANAGEMENT
     The Company's asset liability management strategies are designed to minimize interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities, while maintaining the objective of assuring adequate liquidity and maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2002.

TABLE  5  -  INTEREST  SENSITIVITY  ANALYSIS

                                                                                                  OVER 5 YEARS
(DOLLARS IN THOUSANDS)                     IMMEDIATE   1-3 MONTHS   4-12 MONTHS   1 - 5 YEARS   & NON-SENSITIVE    TOTAL
==========================================================================================================================
INTEREST-EARNING ASSETS:
Loans                                     $  397,850        5,732        10,577        76,819            35,392   $526,370
Mortgage loans available for sale              5,065            -             -             -                 -      5,065
Investment securities                          3,000        1,945         1,194         3,874            61,723     71,736
Federal funds sold                             1,774            -             -             -                 -      1,774
Interest-bearing deposit account -FHLB           143            -             -             -                 -        143
Other interest-earning assets                      -            -             -             -             3,531      3,531
                                          --------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS             $  407,832        7,677        11,771        80,693           100,646   $608,619
                                          --------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
NOW, savings, and money market deposits   $  156,554            -             -             -                 -   $156,554
Time deposits                                 20,061       73,162       121,775        76,788                 -    291,786
Other short term borrowings                    1,780            -             -             -                 -      1,780
FHLB borrowings                                    -           71         5,000         5,000            53,000     63,071
Trust preferred securities                         -       14,000             -             -                 -     14,000
                                          --------------------------------------------------------------------------------

TOTAL INTEREST-BEARING LIABILITIES        $  178,395       87,233       126,775        81,788            53,000   $527,191
                                          --------------------------------------------------------------------------------

INTEREST-SENSITIVE GAP                    $  229,437      (79,556)     (115,004)       (1,095)           47,646   $ 81,428

CUMULATIVE INTEREST-SENSITIVE GAP         $  229,437      149,881        34,877        33,782            81,428
                                          --------------------------------------------------------------------------------

CUMULATIVE INTEREST-SENSITIVE GAP
  TO TOTAL INTEREST-EARNING ASSETS             37.70%       24.63%         5.73%         5.55%            13.38%

     Management tries to minimize interest rate risk between interest-earning assets and interest bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

     The Company's rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available-for-sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2002, 73% of the Company's interest-earning assets could be repriced within one year, compared to 74% of interest-bearing liabilities. Rate sensitive assets at December 31, 2002 totaled $608.6 million, exceeding rate sensitive liabilities of approximately $527.2 million by $81.4 million.

INTEREST  RATE  MANAGEMENT
     The objective of the Company's interest rate risk management strategies is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve the Company's overall financial goals.

     The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee ("ALCO") of the Bank. The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.

     In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts during 2002 that are considered derivative financial instruments. These contracts consist of interest rate swap agreements under which the Company pays a variable rate and receives a fixed rate. At December 31, 2002, the Company had two interest rate swap contracts outstanding, accounted for as cash flow hedges. Under the first swap agreement, the Company received 6.33% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $40.0 million. The swap agreement matures in June 2004. Under the second swap agreement, the Company received 6.05% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $20.0 million. The swap agreement matures in July 2004. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on the Company's financial condition or results of operations.

     An analysis of the Company's financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

ANALYSIS  OF  FINANCIAL  CONDITION

INVESTMENT  SECURITIES
     All of the Company's investment securities are held in the available-for-sale ("AFS") category. At December 31, 2002 the market value of AFS securities totaled $71.7 million, compared to $84.3 million and $71.6 million at December 31, 2001 and 2000, respectively. Table 6 presents the market value of the presently held AFS securities for the years ended December 31, 2002, 2001 and 2000.

TABLE 6 - SUMMARY OF INVESTMENT PORTFOLIO

(DOLLARS IN THOUSANDS)                              2002     2001    2000
==========================================================================
Obligations of United States government
  agencies and corporations                        $     -       -  25,119

Obligations of states and political subdivisions   $14,350  16,404  22,228

Mortgage backed securities                         $52,386  63,382  24,218

Trust preferred securities                         $ 5,000   4,500       -
                                                   -----------------------

TOTAL SECURITIES                                   $71,736  84,286  71,565
                                                   =======================

     The composition of the investment securities portfolio reflects the Company's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

     The Company's investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities and trust preferred securities. AFS securities averaged $77.4 million in 2002, $84.5 million in 2001 and $66.2 million in 2000. Table 7 presents the AFS securities held by the Company by maturity category at December 31, 2002. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity and yields are calculated on a tax equivalent basis.

TABLE 7 - MATURITY DISTRIBUTION AND WEIGHTED AVERAGE YIELD ON INVESTMENTS

                                                        AFTER ONE YEAR     AFTER 5 YEARS
                                    ONE YEAR OR LESS   THROUGH 5 YEARS    THROUGH 10 YEARS   AFTER 10 YEARS          TOTALS
(DOLLARS IN THOUSANDS)              AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD
==================================================================================================================================
BOOK VALUE:

States and political subdivisions   $ 2,117     6.92%    3,628     6.95%    3,802     5.79%    4,340     7.11%  $ 13,887     6.68%

Mortgage backed securities          $     -        -         -        -     1,009     4.42%   51,024     5.48%  $ 52,033     5.46%

Trust preferred securities          $     -        -         -        -         -        -     5,000     5.81%  $  5,000     5.81%
                                    -------            -------            -------            -------            --------

TOTAL SECURITIES                    $ 2,117     6.92%    3,628     6.95%    4,811     5.50%   60,364     5.14%  $ 70,920     5.31%
                                    =======            =======            =======            =======            ========


LOANS
     The loan portfolio is the largest category of the Company's earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company restricts its primary lending market to within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander and Lincoln counties and portions of Iredell and Gaston counties. The mix of the loan portfolio consists primarily of loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

     The composition of the Company's loan portfolio is presented in Table 8.

TABLE  8  -  LOAN  PORTFOLIO

                                    DECEMBER 31, 2002     DECEMBER 31, 2001     DECEMBER 31, 2000     DECEMBER 31, 1999
(DOLLARS IN THOUSANDS)             AMOUNT   % OF LOANS   AMOUNT   % OF LOANS   AMOUNT   % OF LOANS   AMOUNT   % OF LOANS
--------------------------------  --------  -----------  -------  -----------  -------  -----------  -------  -----------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial                        $ 92,141       17.51%  102,409       20.87%   96,882       23.58%   83,644       24.66%
Real estate - mortgage             322,987       61.36%  277,737       56.61%  229,260       55.79%  190,921       56.29%
Real estate - construction          80,552       15.30%   82,791       16.88%   58,939       14.34%   39,340       11.60%
Consumer                            30,690        5.83%   27,671        5.64%   25,858        6.29%   25,293        7.46%
                                  --------  -----------  -------  -----------  -------  -----------  -------  -----------

TOTAL LOANS                       $526,370      100.00%  490,608      100.00%  410,939      100.00%  339,198      100.00%

Less: Allowance for loan losses   $  7,248                 6,091                 4,713                 3,924
                                  --------               -------               -------               -------

NET LOANS                         $519,122               484,517               406,226               335,274
                                  ========               =======               =======               =======

                                   DECEMBER 31, 1998
(DOLLARS IN THOUSANDS)            AMOUNT   % OF LOANS
--------------------------------  -------  -----------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial                         89,536       29.68%
Real estate - mortgage            157,167       52.11%
Real estate - construction         29,927        9.92%
Consumer                           24,995        8.29%
                                  -------  -----------

TOTAL LOANS                       301,625      100.00%

Less: Allowance for loan losses     4,137
                                  -------

NET LOANS                         297,488
                                  =======

     As of December 31, 2002, gross loans outstanding were $526.4 million, an increase of $35.8 million or 7% over the December 31, 2001 balance of $490.6 million. Most of this growth was attributable to growth in real estate mortgage loans. Real estate mortgage loans grew $45.3 million in 2002, while real estate construction loans decreased $2.2 million in 2002. The Company experienced a decrease of $10.3 million in the commercial loan portfolio. As a percentage of the Company's total loan portfolio, real estate mortgage loans represented 61.36% in 2002, 56.61% in 2001 and 55.79% in 2000. Over the same period commercial loans represented 17.51%, 20.87% and 23.58% of the Company's total loan portfolio, respectively. Real estate construction loans made up 15.30%, 16.88% and 14.34% of the Company's total loan portfolio at December 31, 2002, 2001 and 2000, respectively. Consumer loans represented 5.83%, 5.64% and 6.29% of the Company's total loan portfolio at December 31, 2002, 2001 and 2000, respectively.

     Mortgage loans held for sale were $5.1 million at December 31, 2002, a decrease of $274,000 from the December 31, 2001 balance of $5.3 million which represented an increase of $3.8 million over the December 31, 2000 balance of $1.6 million.

     Table 9 identifies the maturities of all loans as of December 31, 2002 and addresses the sensitivity of these loans to changes in interest rates.

TABLE 9 - MATURITY AND REPRICING DATA FOR LOANS

                                             AFTER ONE
                              WITHIN ONE    YEAR THROUGH  AFTER FIVE
(DOLLARS IN THOUSANDS)       YEAR OR LESS    FIVE YEARS     YEARS     TOTAL LOANS
==================================================================================
Commercial                   $      81,783         8,949       1,409  $     92,141
Real estate - mortgage             241,983        50,514      30,490       322,987
Real estate - construction          75,355         5,017         180        80,552
Consumer                            15,038        12,339       3,313        30,690
                             -----------------------------------------------------

TOTAL LOANS                  $     414,159        76,819      35,392  $    526,370
                             =====================================================

Total fixed rate loans       $      18,510        76,503      35,392  $    130,405
Total floating rate loans          395,649           316           -       395,965
                             -----------------------------------------------------

TOTAL LOANS                  $     414,159        76,819      35,392  $    526,370
                             =====================================================


     In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2002, outstanding loan commitments totaled $101.4 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided in note 10 to the consolidated financial statements.

     Table 10 identifies the Company's commitments as of December 31, 2002 and 2001.

TABLE  10  -  COMMITMENTS

                                       CONTRACTUAL AMOUNT
(DOLLARS IN THOUSANDS)                   2002     2001
=========================================================
FINANCIAL INSTRUMENTS WHOSE CONTRACT
AMOUNTS REPRESENT CREDIT RISK:
Commitments to extend credit           $101,401   91,822
Standby letters of credit and
financial guarantees written           $  2,061    1,667

ALLOWANCE  FOR  LOAN  LOSSES

     The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

     -    the Bank's loan loss experience;
     -    the amount of past due and nonperforming loans;

     -    specific known risks;
     -    the status and amount of other past due and nonperforming assets;
     -    underlying estimated values of collateral securing loans;
     -    current and anticipated economic conditions; and
     - other factors which management believes affect the allowance for potential credit losses.

     An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration personnel and presented to the Bank's Executive and Loan Committee on a regular basis. The allowance is the total of specific reserves allocated to significant individual credits plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to the nine risk grades within the portfolio. Loans are categorized as one of nine risk grades based on management's assessment of the overall credit quality of the loan, including payment history, financial position of the borrower, underlying collateral and internal credit review. The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

     Specific reserves are established, as necessary, for individual loans considered to be impaired in accordance with SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $4.8 million and $4.4 million, respectively, with related allowance for loan losses of approximately $676,000 and $699,000, respectively.

     The Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the North Carolina Commissioner of Banks may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In addition, the Bank has engaged an outside loan review consultant to perform, and report on an annual basis, an independent review of the quality of the loan portfolio relative to the results of the Bank's loan grading system.

     While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectability, management believes that the allowance for loan losses is appropriate given their analysis of incurred loan losses.

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, and Lincoln counties and portions of Iredell and Gaston counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate commercial loans also can be affected by local economic conditions. At December 31, 2002, approximately 7% of the Company's portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans and, in the event of customer default, the Company has a higher exposure to potential loan losses.

     Net charge-offs for 2002 were $4.3 million. The ratio of net charge-offs to average total loans was 0.84% in 2002, 0.48% in 2001 and 0.29% in 2000. Charge-offs in 2002 included $2.8 million due to losses on two large commercial relationships. One business was an air charter, which was effected by the attacks on September 11, 2001 and the second was a textile manufacturer whose competition moved off-shore, which caused a significant reduction in revenues for their products. The allowance for loan losses increased to $7.2 million or 1.38% of total loans outstanding at December 31, 2002. For December 31, 2001 and 2000, the allowance for loan losses amounted to $6.1 million, or 1.24% of total loans outstanding and $4.7 million, or 1.15% of total loans outstanding, respectively. This increase in the allowance for loan losses is attributable to higher levels of loans included in the risk grades Watch, Substandard, Low Substandard, Doubtful and Loss, which are the risk grades given to loans with a greater risk of loss. The increase in Watch and Substandard is due to the adverse impact of the slow economy.

     Table 11 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2002 and 2001:


TABLE  11  -  LOAN  RISK  GRADE  ANALYSIS

                               PERCENTAGE OF LOANS     GENERAL RESERVE
                                  BY RISK GRADE          PERCENTAGE
RISK GRADE                       2002       2001       2002       2001
=========================================================================
Risk 1 (Excellent Quality)         8.92%      8.63%      0.15%      0.15%
Risk 2 (High Quality)             33.19%     41.14%      0.50%      0.50%
Risk 3 (Good Quality)             46.28%     43.05%      1.00%      1.00%
Risk 4 (Management Attention)      5.33%      3.93%      2.50%      2.50%
Risk 5 (Watch)                     3.32%      1.10%      7.00%      7.00%
Risk 6 (Substandard)               2.04%      1.35%     12.00%     12.00%
Risk 7 (Low Substandard)           0.03%      0.02%     25.00%     25.00%
Risk 8 (Doubtful)                  0.00%      0.00%     50.00%     50.00%
Risk 9 (Loss)                      0.01%      0.00%    100.00%    100.00%


At December 31, 2002, there were three relationships totaling $10.9 million in the Watch risk grade and four relationships totaling $8.9 million in the Substandard risk grade that exceeded $1 million.


     Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

TABLE 12 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(DOLLARS IN THOUSANDS)                          DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
==============================================================================================================================
Reserve for loan losses at beginning           $            6,091               4,713               3,924               4,137

Loans charged off:
Commercial                                                  3,737                 842                 857                 485
Real estate - mortgage                                        158                 790                  10                  25
Real estate - construction                                      -                  51                  36                   -
Consumer                                                      546                 675                 255                 195
                                               -------------------------------------------------------------------------------

TOTAL LOANS CHARGED OFF                        $            4,441               2,358               1,158                 705
                                               -------------------------------------------------------------------------------

Recoveries of losses previously charged off:

Commercial                                                     40                  84                  20                  24
Real estate - mortgage                                          -                   -                   -                   -
Real estate - construction                                      4                   6                   -                   -
Consumer                                                      122                 101                  48                  43
                                               -------------------------------------------------------------------------------

TOTAL RECOVERIES                               $              166                 191                  68                  67
                                               -------------------------------------------------------------------------------

NET LOANS CHARGED OFF                          $            4,275               2,167               1,090                 638

Provision for loan losses                                   5,432               3,545               1,879                 425
                                               -------------------------------------------------------------------------------

RESERVE FOR LOAN LOSSES AT END OF YEAR         $            7,248               6,091               4,713               3,924
                                               ===============================================================================


Loans charged off net of recoveries, as
a percent of average loans outstanding                       0.84%               0.48%               0.29%               0.20%


(DOLLARS IN THOUSANDS)                         DECEMBER 31, 1998
=================================================================
Reserve for loan losses at beginning                       4,375

Loans charged off:
Commercial                                                   608
Real estate - mortgage                                         -
Real estate - construction                                     -
Consumer                                                     138
                                               ------------------

TOTAL LOANS CHARGED OFF                                      746
                                               ------------------

Recoveries of losses previously charged off:

Commercial                                                    39
Real estate - mortgage                                         -
Real estate - construction                                     -
Consumer                                                      24
                                               ------------------

TOTAL RECOVERIES                                              63
                                               ------------------

NET LOANS CHARGED OFF                                        683

Provision for loan losses                                    445
                                               ------------------

RESERVE FOR LOAN LOSSES AT END OF YEAR                     4,137
                                               ==================


Loans charged off net of recoveries, as
a percent of average loans outstanding                      0.25%

NON-PERFORMING  ASSETS
     Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $6.6 million at December 31, 2002 compared to $4.7 million at December 31, 2001. This increase is attributable to customers that were adversely impacted by the slowdown in area businesses. Repossessed assets as of December 31, 2002 consisted of three aircraft taken in collection of loans.

     At December 31, 2002 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.8 million or 0.92% of total loans. Non-performing loans for 2001 were $4.4 million, or 0.90% of total loans and $6.0 million, or 1.45% of total loans for 2000. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2002, 2001 and 2000, had they performed in accordance with their original terms, amounted to approximately $484,000, $695,000 and $508,000 respectively. Interest income on impaired loans included in the results of operations for 2002, 2001, and 2000 amounted to approximately $22,000, $38,000 and $94,000, respectively.

     Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

     It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

     A summary of non-performing assets at December 31 for each of the years presented is shown in table 13.

TABLE  13  -  NON-PERFORMING  ASSETS


(DOLLARS IN THOUSANDS)                               2002     2001    2000    1999    1998
===========================================================================================
Nonaccrual loans                                    $4,602   3,756   5,421   2,866   3,292
Loans 90 days or more past due and still accruing      238     655     545     645     328
                                                    ---------------------------------------
     TOTAL NON-PERFORMING LOANS                      4,840   4,411   5,966   3,511   3,620
All other real estate owned                            240     256     112      44     545
All other repossessed assets                         1,538       4       3       -       -
                                                    ---------------------------------------
TOTAL NON-PERFORMING ASSETS                         $6,618   4,671   6,081   3,555   4,165
                                                    =======================================

AS A PERCENT OF TOTAL LOANS AT YEAR END
Non-accrual loans                                     0.87%   0.77%   1.32%   0.84%   1.09%
Loans 90 days or more past due and still accruing     0.05%   0.13%   0.13%   0.19%   0.11%
Total non-performing assets                           1.26%   0.95%   1.48%   1.05%   1.38%


DEPOSITS
     The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2002, total deposits were $515.7 million, an increase of $25.5 million or 5% increase over the December 31, 2001 balance of $490.2 million. The increase in deposits is primarily attributable to growth in core deposits to $354.9 million at December 31, 2002 from $334.1 million at December 31, 2001, which resulted from deposit campaigns throughout 2002.


     Time deposits in amounts of $100,000 or more totaled $160.8 million at December 31, 2002, $156.0 million and $129.1 million at December 31, 2001 and 2000, respectively. At December 31, 2002, brokered deposits amounted to $39.9 million as compared to $0 at December 31, 2001. This reflects management's efforts to manage the cost of funds by replacing high cost local deposits with lower cost brokered deposits to fund loan growth. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.

     Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2002.


TABLE 14 - MATURITIES OF TIME DEPOSITS OVER $100,000

(DOLLARS IN THOUSANDS)                    2002
================================================
Three months or less                    $ 35,591
Over three months through six months      35,822
Over six months through twelve months     44,413
Over twelve months                        45,011
                                        --------
TOTAL                                   $160,837
                                        ========

BORROWED  FUNDS
     The Company has access to various short-term borrowings, including the purchase of Federal Funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2002, FHLB borrowings totaled $63.1 million compared to $68.2 million at December 31, 2001 and $21.4 million at December 31, 2000. Average FHLB borrowings for 2002 were $61.0 million, compared to average balances of $42.5 million for 2001 and $15.8 million for 2000. The maximum amount of outstanding FHLB borrowings was $74.2 million in 2002, and $68.2 in 2001 and $21.4 in 2000. The FHLB advances outstanding at December 31, 2002 had both fixed and adjustable interest rates ranging from 1.30% to 6.49%. Approximately $5.1 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2003. As of December 31, 2002, the Company had $52.0 million in convertible FHLB advances. Additional information regarding
FHLB  advances  is  provided in note 6 to the consolidated financial statements.

     Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million, $118,000 and $1.6 million at December 31, 2002, 2001 and 2000, respectively.

     The Company had no federal funds purchased as of December 31, 2002, 2001 or 2000.

TRUST  PREFERRED  SECURITIES
     In December, 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. The debentures and related earnings statement effects are eliminated in the Company's financial statements.

     The trust preferred securities accrue and pay quarterly distributions based on the liquidation value of $50,000 per capital security at a floating rate of prime plus 50 basis points. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

     The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 31, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust, in whole or in part, on or after December 31, 2006. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

CAPITAL  RESOURCES
     Shareholders' equity at December 31, 2002 was $48.6 million compared to $45.4 million and $43.0 million at December 31, 2001 and 2000, respectively. At December 31, 2002, unrealized gains and losses, net of taxes, amounted to a gain of approximately $1.4 million. For the years ended December 31, 2001 and 2000, unrealized gains and losses, net of taxes, amounted to a loss of approximately $922,000 and a gain of approximately $4,000, respectively. Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders' equity as a percentage of total average assets was 7.72%, 8.25% and 9.13% for 2002, 2001 and 2000. The return on average shareholders' equity was 7.12% at December 31, 2002 as compared to 9.65% and 12.55% as of December 31, 2001 and December 31, 2000, respectively. Total cash dividends paid during 2002 amounted to $1.3 million, a decrease of 2% from 2001. This decrease is attributable to a reduction in shares outstanding due to stock repurchase activity. The

Company repurchased $1.3 million, or 85,500 shares of its common stock during 2002 as part of the stock repurchase plan implemented in February 2002. The Company's Board of Directors has authorized aggregate repurchases of up to $3.0 million through February 3, 2003.

     Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2002 includes $14.0 million in trust preferred securities. The Company's Tier I capital ratio was 10.76%, 11.14% and 10.11% at December 31, 2002, 2001 and 2000, respectively.
Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company's total risk-based capital ratio was 12.01%, 12.27% and 11.22% at December 31, 2002, 2001 and 2000, respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company's Tier I leverage capital ratio was 9.78%, 10.46% and 9.10% at December 31, 2002, 2001 and 2000, respectively.

     A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2002, 2001 and 2000.

     The Company's key equity ratios as of December 31, 2002, 2001 and 2000 are presented in Table 15.

TABLE  15  -  EQUITY  RATIOS

                                 YEARS ENDED DECEMBER 31,
                                   2002    2001    2000
========================================================
Return on average assets           0.55%   0.80%   1.15%
Return on average equity           7.12%   9.65%  12.55%
Dividend payout ratio             36.58%  28.14%  23.39%
Average equity to average assets   7.72%   8.25%   9.13%


QUARTERLY  FINANCIAL  DATA
     The Company's consolidated quarterly operating results for the years ended December 31, 2002 and 2001 are presented in table 16. The increase in provision for loan losses in fourth quarter 2002 and 2001 reflects the charge off of large commercial loans during fourth quarter.

TABLE  16  -  QUARTERLY  FINANCIAL  DATA

(DOLLARS IN THOUSANDS,                    2002                         2001
EXCEPT PER SHARE AMOUNTS)   FIRST   SECOND  THIRD  FOURTH  FIRST   SECOND  THIRD   FOURTH
=========================================================================================
Total interest income       $9,089   9,138  9,345   9,052  10,935  10,849  10,568   9,546
Total interest expense       4,607   4,127  3,639   3,404   5,905   5,998   5,952   5,172
                            -----------------------------  ------------------------------

NET INTEREST INCOME          4,482   5,011  5,706   5,648   5,030   4,851   4,616   4,374

Provision for loan losses      500   1,266  1,578   2,088     429     453     760   1,903
Other income                 1,524   1,406  2,070   1,491   1,602   1,990   2,110   2,561
Other expense                4,215   4,193  4,194   4,156   4,160   4,370   3,864   4,358
                            -----------------------------  ------------------------------

INCOME BEFORE INCOME TAXES   1,291     958  2,004     895   2,043   2,018   2,102     674
Income taxes                   405     312    710     285     672     668     716     206
                            -----------------------------  ------------------------------

NET EARNINGS                $  886     646  1,294     610   1,371   1,350   1,386     468
                            =============================  ==============================

BASIC EARNINGS PER SHARE    $ 0.28    0.21   0.41    0.19    0.42    0.42    0.43    0.15
                            =============================  ==============================
DILUTED EARNINGS PER SHARE  $ 0.28    0.20   0.41    0.19    0.42    0.42    0.43    0.14
                            =============================  ==============================

            QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

     The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 2002, 2001 and 2000, the Company used interest rate contracts to manage market risk. During 2002, the Company entered into interest rate swap agreements under which the Company pays a variable rate and receives a fixed rate. At December 31, 2002, the Company had two interest rate contracts outstanding, accounted for as cash flow hedges. Under the first swap agreement, the Company received 6.33% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $40.0 million. The swap agreement matures in June 2004. Under the second swap agreement, the Company received 6.05% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $20.0 million. The swap agreement matures in July 2004. For the year ended December 31, 2002, the Company recognized approximately $508,000 in interest income related to the two interest rate swap agreements. During first quarter 2001, the Company entered into an interest rate floor contract as a means of managing its interest rate risk. Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The total cost of the interest rate floor was $417,500 and it was not management's intention to use the floor as a fair value or cash flow hedge, as defined in SFAS No. 133. The Company sold the interest rate floor contract during the quarter ended June 30, 2001. For the year ended December 31, 2001 the Company recognized no interest expense related to derivative financial instruments. The Company expensed $3,200 for the year ended December 31, 2000 related to derivative financial instruments.

     Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments and the notional amount and estimated fair value of the Company's off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2002. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2002. As of December 31, 2002, all fixed rate advances are callable at the option of FHLB. In the current rate environment management does not anticipate these to be called. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

TABLE  17-  MARKET  RISK  TABLE

(DOLLARS IN THOUSANDS)                          PRINCIPAL/NOTIONAL AMOUNT MATURING IN YEAR ENDED DECEMBER 31,

LOANS RECEIVABLE                         2003      2004     2005    2006 & 2007   THEREAFTER    TOTAL    FAIR VALUE
====================================================================================================================
Fixed rate                             $ 21,453   20,858   21,239        25,093       35,123   $123,766  $   120,159
     Average interest rate                 9.21%    8.49%    7.91%         7.48%        8.40%
Variable rate                          $174,339   46,009   39,679        61,393       81,184   $402,604  $   407,690
     Average interest rate                 4.99%    5.08%    5.24%         5.14%        5.12%

INVESTMENT SECURITIES                         .
====================================================================================================================
Interest bearing cash                  $      -        -        -             -          143   $    143  $       143
     Average interest rate                    -        -        -             -         1.19%
Federal funds sold                     $  1,774        -        -             -            -   $  1,774  $     1,774
     Average interest rate                 1.27%       -        -             -            -
Securities available for sale          $  2,933    4,304      988         3,575       59,936   $ 71,736  $    71,736
     Average interest rate                 4.91%    5.17%    4.94%         6.04%        5.35%
Nonmarketable equity securities        $      -        -        -             -        4,346   $  4,346  $     4,346
     Average interest rate                    -        -        -             -         4.01%

DEBT OBLIGATIONS
====================================================================================================================
Deposits                               $241,773   57,912    7,047         6,550      202,457   $515,739  $   517,298
     Average interest rate                 2.46%    3.13%    3.92%         4.79%        0.59%
Advances from FHLB                     $  5,071    6,000   35,000             -       17,000   $ 63,071  $    63,359
     Average interest rate                1.364%   1.860%   4.076%            -        6.075%
Demand notes payable to U.S. Treasury  $  1,600        -        -             -            -   $  1,600  $     1,600
     Average interest rate                 1.05%       -        -             -            -
Trust preferred securities             $      -        -        -             -       14,000   $ 14,000  $    14,000
     Average interest rate                    -        -        -             -         5.25%

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

     Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol "PEBK". Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.

     Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company's receipt of dividends from the Bank. The Bank's ability to pay dividends is limited. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in the applicable law and regulations). Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank's ability to pay dividends.

     As of February 28, 2003, the Company had 676 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company's common stock was $14.40 on February 28, 2003.

     Following is certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

               MARKET AND DIVIDEND DATA

                                        CASH DIVIDEND
2002               LOW BID   HIGH BID   PER SHARE

   First Quarter   $ 14.450  $  16.250  $     0.10

   Second Quarter  $ 16.050  $  17.720  $     0.10

   Third Quarter   $ 12.860  $  16.450  $     0.10

   Fourth Quarter  $ 13.170  $  14.800  $     0.10


                                        CASH DIVIDEND
2001               LOW BID   HIGH BID   PER SHARE

   First Quarter   $ 13.000  $  16.000  $     0.10

   Second Quarter  $ 16.050  $  13.500  $     0.10

   Third Quarter   $ 16.000  $  20.000  $     0.10

   Fourth Quarter  $ 14.100  $  17.000  $     0.10

                      DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS
---------

ROBERT  C.  ABERNETHY  -  CHAIRMAN
----------------------------------
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank; President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

JAMES  S.  ABERNETHY
--------------------
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

BRUCE  R.  ECKARD
-----------------
President, Eckard Vending Company, Inc. (vending machine servicer)

JOHN  H.  ELMORE,  JR.
----------------------
Chairman of the Board, Chief Executive Officer and Treasurer; Elmore Construction Company, Inc.

GARY  E.  MATTHEWS
------------------
President and Director, Matthews Construction Company, Inc.

CHARLES  F.  MURRAY
-------------------
President, Murray's Hatchery, Inc.

LARRY  E.  ROBINSON
-------------------
President and Chief Executive Officer, Blue Ridge Distributing Co., Inc. (beer and wine distributor) & President and Chief Executive Officer, Associated Brands, Inc. (beer and wine distributor)

FRED  L.  SHERRILL,  JR.
------------------------
Retired (furniture manufacturing executive)

DAN  RAY  TIMMERMAN,  SR.
-------------------------
President,  Timmerman  Manufacturing, Inc. (wrought iron furniture manufacturer)

BENJAMIN  I.  ZACHARY
---------------------
General Manager, Treasurer, Secretary and Member of the Board of Directors, Alexander Railroad Company

OFFICERS
--------

TONY  W.  WOLFE
---------------
President and Chief Executive Officer

JOSEPH  F.  BEAMAN,  JR.
------------------------
Executive Vice President and Corporate Secretary

LANCE  A.  SELLERS
------------------
Executive Vice President and Assistant Corporate Secretary

WILLIAM  D.  CABLE
------------------
Executive Vice President and Assistant Corporate Treasurer

A.  JOSEPH  LAMPRON
-------------------
Executive Vice President, Chief Financial Officer and Corporate Treasurer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:


We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/  Porter Keadle Moore, LLP
Atlanta, Georgia
January 17, 2003

                           PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                 CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31, 2002 AND 2001


                                                                       2002          2001
                                                                   ------------  ------------
                                     Assets
                                     ------
Cash and due from banks, including reserve requirements
     of $2,633,000 and $2,246,000                                  $ 13,803,665   13,042,320
Federal funds sold                                                    1,774,000    2,261,000
                                                                   ------------  ------------

          Cash and cash equivalents                                  15,577,665   15,303,320

Investment securities available for sale                             71,735,705   84,286,037
Other investments                                                     4,345,573    4,602,773
Mortgage loans held for sale                                          5,064,635    5,338,931
Loans, net                                                          519,121,840  484,517,151
Premises and equipment, net                                          15,620,977   14,679,191
Cash surrender value of life insurance                                4,828,708    4,583,000
Accrued interest receivable and other assets                          8,446,435    6,194,301
                                                                   ------------  ------------

                                                                   $644,741,538  619,504,704
                                                                   ============  ============

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Deposits:
     Noninterest-bearing                                           $ 67,398,458   56,826,130
     Interest-bearing                                               448,340,497  433,397,059
                                                                   ------------  ------------

          Total deposits                                            515,738,955  490,223,189

Demand notes payable to U. S. Treasury                                1,600,000      117,987
Accrued interest payable and other liabilities                        1,726,421    1,548,139
Federal Home Loan Bank advances                                      63,071,429   68,214,286
Guaranteed preferred beneficial interests in Company's junior
     subordinated debentures (Trust Preferred Securities)            14,000,000   14,000,000
                                                                   ------------  ------------

     Total liabilities                                              596,136,805  574,103,601
                                                                   ------------  ------------

Commitments

Shareholders' equity:
     Preferred stock, no par value; authorized 5,000,000 shares;
          no shares issued and outstanding                                    -            -
     Common stock, no par value; authorized 20,000,000 shares;
          3,133,547 and 3,218,714 shares issued and outstanding      35,097,773   36,407,798
     Retained earnings                                               12,094,363    9,915,399
     Accumulated other comprehensive income (loss)                    1,412,597     (922,094)
                                                                   ------------  ------------

     Total shareholders' equity                                      48,604,733   45,401,103
                                                                   ------------  ------------

                                                                   $644,741,538  619,504,704
                                                                   ============  ============

See accompanying notes to consolidated financial statements.

                               PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                 CONSOLIDATED STATEMENTS OF EARNINGS

                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                   2002         2001        2000
                                                               ------------  ----------  -----------
Interest income:
     Interest and fees on loans                                $ 32,038,359  36,512,395  36,423,973
     Interest on federal funds sold                                  45,271     126,791     281,659
     Interest and dividends on securities:
          U. S. Treasuries                                                -           -      16,572
          U. S. Government agencies                               3,439,814   3,918,551   2,977,459
          State and political subdivisions                          613,219     911,707     988,020
          Other                                                     487,284     428,157     171,600
                                                               ------------  ----------  -----------

          Total interest income                                  36,623,947  41,897,601  40,859,283
                                                               ------------  ----------  -----------

Interest expense:
     Deposits                                                    12,364,245  20,790,136  18,326,359
     Federal Home Loan Bank advances                              2,658,742   2,118,511     974,036
     Other                                                          754,344     117,849     131,705
                                                               ------------  ----------  -----------

          Total interest expense                                 15,777,331  23,026,496  19,432,100
                                                               ------------  ----------  -----------

          Net interest income                                    20,846,616  18,871,105  21,427,183

Provision for loan losses                                         5,431,600   3,545,322   1,879,100
                                                               ------------  ----------  -----------

          Net interest income after provision for loan losses    15,415,016  15,325,783  19,548,083
                                                               ------------  ----------  -----------

Other income:
     Service charges on deposit accounts                          3,060,581   2,805,492   1,588,390
     Other service charges and fees                                 503,165     471,998     367,352
     Gain (loss) on sale of securities                              625,616   1,613,992    (483,472)
     Mortgage banking income                                        702,290   1,014,043     241,007
     Insurance and brokerage commissions                            477,765     348,582     168,557
     Miscellaneous                                                1,121,198   2,008,797   2,033,930
                                                               ------------  ----------  -----------

          Total other income                                      6,490,615   8,262,904   3,915,764
                                                               ------------  ----------  -----------

Other expenses:
     Salaries and employee benefits                               9,569,016   9,115,496   8,899,285
     Occupancy                                                    3,142,712   2,984,100   2,509,720
     Other operating                                              4,046,347   4,652,197   4,099,972
                                                               ------------  ----------  -----------

          Total other expenses                                   16,758,075  16,751,793  15,508,977
                                                               ------------  ----------  -----------

          Earnings before income taxes                            5,147,556   6,836,894   7,954,870

Income tax expense                                                1,712,000   2,261,542   2,576,400
                                                               ------------  ----------  -----------

          Net earnings                                         $  3,435,556   4,575,352   5,378,470
                                                               ============  ==========  ===========

          Basic and diluted earnings per share                 $       1.09        1.42        1.67
                                                               ============  ==========  ===========

See accompanying notes to consolidated financial statements.

                                   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                  Accumulated
                                                 Common Stock                        Other
                                           ------------------------   Retained   Comprehensive
                                             Shares       Amount      Earnings    Income (Loss)     Total
                                           ----------  ------------  -----------  -------------  -----------
Balance, December 31, 1999                 2,926,318   $31,729,462    7,189,417       (920,400)  37,998,479

10% stock dividend                           292,396     4,678,336   (4,678,336)             -            -

Cash paid in lieu of fractional shares             -             -       (3,775)             -       (3,775)

Cash dividends declared ($0.39 per share)          -             -   (1,258,243)             -   (1,258,243)

Net earnings                                       -             -    5,378,470              -    5,378,470

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -        924,088      924,088
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2000                 3,218,714    36,407,798    6,627,533          3,688   43,039,019

Cash dividends declared ($0.40 per share)          -             -   (1,287,486)             -   (1,287,486)

Net earnings                                       -             -    4,575,352              -    4,575,352

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -       (925,782)    (925,782)
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2001                 3,218,714    36,407,798    9,915,399       (922,094)  45,401,103

Cash dividends declared ($0.40 per share)          -             -   (1,256,592)             -   (1,256,592)

Repurchase and retirement of common
  stock                                      (85,500)   (1,314,250)           -              -   (1,314,250)

Exercise of stock options                        333         4,225            -              -        4,225

Net earnings                                       -             -    3,435,556              -    3,435,556

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -      2,334,691    2,334,691
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2002                 3,133,547   $35,097,773   12,094,363      1,412,597   48,604,733
                                           ==========  ============  ===========  =============  ===========

See accompanying notes to consolidated financial statements.

                                 PEOPLES BANCORP OF NORTH CAROLINA, INC.

                             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                          FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                        2002         2001        2000
                                                                     -----------  -----------  ---------
Net earnings                                                         $3,435,556    4,575,352   5,378,470
                                                                     -----------  -----------  ---------
Other comprehensive income:
  Unrealized holding gains on securities available for sale           2,951,843       97,560   1,030,186
  Reclassification adjustment for (gains) losses on
    sales of securities available for sale                             (625,616)  (1,613,992)    483,472
  Unrealized holding gains on derivative financial instruments
    qualifying as cash flow hedges                                    1,498,000            -           -
                                                                     -----------  -----------  ---------

        Total other comprehensive income (loss),
          before income taxes                                         3,824,227   (1,516,432)  1,513,658
                                                                     -----------  -----------  ---------

Income tax expense (benefit) related to other comprehensive income:
  Unrealized holding gains on securities available for sale           1,149,742       38,000     401,258
  Reclassification adjustment for (gains) losses on
    sales of securities available for sale                             (243,677)    (628,650)    188,312
  Unrealized holding gains on derivative financial instruments
    qualifying as cash flow hedges                                      583,471            -           -
                                                                     -----------  -----------  ---------

        Total income tax expense (benefit) related to
          other comprehensive income                                  1,489,536     (590,650)    589,570
                                                                     -----------  -----------  ---------

        Total other comprehensive income (loss),
           net of tax                                                 2,334,691     (925,782)    924,088
                                                                     -----------  -----------  ---------

        Total comprehensive income                                   $5,770,247    3,649,570   6,302,558
                                                                     ===========  ===========  =========

See accompanying notes to consolidated financial statements.

                                   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                       2002           2001           2000
                                                                   -------------  -------------  ------------
Cash flows from operating activities:
  Net earnings                                                     $  3,435,556      4,575,352     5,378,470
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation, amortization and accretion                        1,685,715      1,584,437     1,531,860
      Provision for loan losses                                       5,431,600      3,545,322     1,879,100
      Deferred income tax benefit                                      (318,921)      (532,329)     (246,511)
      Loss (gain) on sale of investment securities                     (625,616)    (1,613,992)      483,472
      Gain on sale of premises and equipment                                  -              -      (598,308)
      Loss (gain) on sale of mortgage loans                             (28,835)       (37,152)      292,796
      Loss (gain) on sale of other real estate                          (19,981)        51,840        (9,226)
      Change in:
        Cash surrender value of life insurance                         (245,708)             -             -
        Other assets                                                   (595,240)     1,017,755    (1,090,782)
        Other liabilities                                               178,282     (1,384,145)    1,230,278
        Mortgage loans held for sale                                    303,131     (3,738,079)     (171,024)
                                                                   -------------  -------------  ------------
              Net cash provided by operating activities               9,199,983      3,469,009     8,680,125
                                                                   -------------  -------------  ------------
Cash flows from investing activities:
  Purchase of investment securities available for sale              (48,339,951)  (118,372,897)  (33,291,361)
  Proceeds from calls and maturities of investment securities
    available for sale                                               28,609,785     22,714,408     7,139,920
  Proceeds from sales of investment securities available for sale    35,191,263     82,969,419    18,129,483
  Change in other investments                                           257,200     (2,203,900)   (1,053,773)
  Purchase of cash surrender value of life insurance                          -     (4,583,000)            -
  Net change in loans                                               (42,113,346)   (82,092,812)  (72,926,623)
  Purchases of premises and equipment                                (2,614,380)    (3,652,961)   (2,243,860)
  Proceeds from sale of premises and equipment                          412,289        645,429     1,916,505
  Construction in progress                                                    -       (100,633)   (3,779,053)
  Proceeds from sale of other real estate                               488,647         60,310        36,426
                                                                   -------------  -------------  ------------
              Net cash used by investing activities                 (28,108,493)  (104,616,637)  (86,072,336)
                                                                   -------------  -------------  ------------
Cash flows from financing activities:
  Net change in deposits                                             25,515,766     40,149,847    73,438,973
  Net change in demand notes payable to U. S. Treasury                1,482,013     (1,482,013)            -
  Proceeds from FHLB borrowings                                      68,100,000     51,000,000    18,000,000
  Repayments of FHLB advances                                       (73,242,857)    (4,142,856)  (11,142,858)
  Proceeds from issuance of trust preferred securities                        -     14,000,000             -
  Transaction costs associated with trust preferred securities         (105,450)      (425,741)            -
  Cash dividends                                                     (1,256,592)    (1,287,486)   (1,258,243)
  Cash paid in lieu of fractional shares                                      -              -        (3,775)
  Proceeds from exercise of stock options                                 4,225              -             -
  Common stock repurchased                                           (1,314,250)             -             -
                                                                   -------------  -------------  ------------
              Net cash provided by financing activities              19,182,855     97,811,751    79,034,097
                                                                   -------------  -------------  ------------
Net change in cash and cash equivalents                                 274,345     (3,335,877)    1,641,886
Cash and cash equivalents at beginning of year                       15,303,320     18,639,197    16,997,311
                                                                   -------------  -------------  ------------
Cash and cash equivalents at end of year                           $ 15,577,665     15,303,320    18,639,197
                                                                   =============  =============  ============

                            PEOPLES BANCORP OF NORTH CAROLINA, INC.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                      FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                              2002         2001         2000
                                                           -----------  -----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                               $16,006,155  23,068,630   18,952,793
    Income taxes                                           $ 2,235,500   3,209,000    2,663,000

Noncash investing and financing activities:
  Change in other comprehensive income, net of tax         $ 2,334,691    (925,782)     924,088
  Transfer of loans to other real estate and repossessions $ 2,077,057     256,439       95,000


See accompanying notes to consolidated financial statements.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     Organization
     ------------
     Peoples Bancorp of North Carolina, Inc. ("Bancorp") received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999. Bancorp is primarily regulated by the Federal Reserve Bank, and serves as the one-bank holding company for Peoples Bank.

     Peoples Bank (the "Bank") commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the "SBC"). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln and Iredell counties in North Carolina.

     Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

     Real Estate Advisory Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiaries, PEBK Capital Trust I and the Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis  of  Presentation
     -----------------------
     The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash and due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2002 and 2001, the Company had classified all of its investment securities as available for sale.

     Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

     A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Other  Investments
     ------------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

     Mortgage  Loans  Held  for  Sale
     --------------------------------
     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2002 and 2001, the cost of mortgage loans held for sale approximates the market value.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

     Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on nonaccrual status.

     The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management's estimate of potential loss which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Mortgage  Banking  Activities
     -----------------------------
     Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans.

     Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company recognized new servicing assets of approximately $37,600, $61,000 and $172,000 during 2002, 2001 and 2000, respectively, and amortized approximately $310,000, $196,000 and $220,000 during 2002, 2001 and 2000, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Mortgage  Banking  Activities,  continued
     -----------------------------
     Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $56,702,000 and $79,128,000 at December 31, 2002 and 2001, respectively.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

     Buildings and improvements                        10 - 50 years
     Furniture and equipment                            3 - 10 years

     Foreclosed  Assets
     ------------------
     Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at the lower of carrying amount or net realizable value, and are included in other assets on the balance sheet.

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Intangible  Assets
     ------------------
     Deposit base premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to earnings over seven years using the straight-line method. Amortization of deposit base premiums was approximately $58,000, $174,000 and $174,000 for 2002, 2001 and 2000, respectively.

     Derivative  Financial  Instruments  and  Hedging  Activities
     ------------------------------------------------------------
     In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

     On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Derivative Financial Instruments and Hedging Activities, continued
     -------------------------------------------------------
     The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

     Accumulated Other Comprehensive Income (Loss)
     ---------------------------------------------
     At December 31, 2002, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $498,068 and net gains on derivatives of $914,529. At December 31, 2001, accumulated other comprehensive income (loss) consisted of net unrealized losses on securities available for sale of $922,094.

     Stock-Based  Compensation
     -------------------------
     The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 321,860 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

     Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vest over a five-year period. Options granted subsequent to 1999 vest over a three-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

                                               2002                   2001                   2000
                                     -----------------------  ----------------------  ---------------------
                                                 Weighted                Weighted               Weighted
                                                  Average                 Average                Average
                                               Option Price            Option Price           Option Price
                                      Shares     Per Share    Shares     Per Share    Shares    Per Share
                                     --------  -------------  -------  -------------  ------  -------------
     Outstanding, beginning of year  139,703   $       14.82   77,598  $       14.00  27,657  $       16.36
     Granted during the year          67,550   $       14.10   62,105  $       15.86  49,941  $       12.69
     Forfeited during the year        (8,241)  $       14.78        -              -       -              -
     Exercised during the year          (333)  $       12.69        -              -       -              -
                                     --------  -------------  -------  -------------  ------  -------------

     Outstanding, end of year        198,679   $       14.58  139,703  $       14.82  77,598  $       14.00
                                     ========  =============  =======  =============  ======  =============

     Number of shares exercisable     66,292   $       14.49   27,709  $       14.15   5,530  $       16.36
                                     ========  =============  =======  =============  ======  =============

     The weighted average grant-date fair value of options granted in 2002, 2001 and 2000 was $6.60, $10.40, and $6.24, respectively. Options outstanding at December 31, 2002 are exercisable at option prices ranging from $12.69 to $16.36, as presented in the table above. Such options have a weighted average remaining contractual life of approximately nine years.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Stock-Based Compensation, continued
     -------------------------
     The Plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards vest upon grant.

                                                                       2002        2001         2000
                                                                    -----------  ----------  ----------
     Net earnings              As reported                          $3,435,556   4,575,352   5,378,470
                                 Effect of grants, net of tax         (276,415)   (400,453)   (193,212)
                                 Effect of forfeitures, net of tax      42,982           -           -
                                                                    -----------  ----------  ----------

                                 Proforma                           $3,202,123   4,174,899   5,185,258

     Basic earnings per share    As reported                        $     1.09        1.42        1.67
                                 Proforma                           $     1.02        1.30        1.61

     Diluted earnings per share  As reported                        $     1.09        1.42        1.67
                                 Proforma                           $     1.01        1.29        1.61

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively - dividend yield of 2.8%, 2.8% and 2.9%, respectively; risk free interest rate of 4%, 5% and 7%, respectively; expected volatility of 0.53, 0.90 and 0.55, respectively; and an expected life of 10 years.

     Net  Earnings  Per  Share
      ------------------------
     Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the years ended December 31, 2002, 2001 and 2000, net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation.

     The reconciliations of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for the years ended
     December  31,  2002,  2001  and  2000  are  as  follows:

                                              Net       Common    Per Share
                                            Earnings    Shares      Amount
                                           ----------  ---------  ----------
     FOR THE YEAR ENDED DECEMBER 31, 2002

     Basic earnings per share              $3,435,556  3,151,975  $     1.09
     Effect of dilutive securities:
       Stock options                                -      7,292           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $3,435,556  3,159,267  $     1.09
                                           ==========  =========  ==========

     FOR THE YEAR ENDED DECEMBER 31, 2001

     Basic earnings per share              $4,575,352  3,218,714  $     1.42
     Effect of dilutive securities:
       Stock options                                -     10,215           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $4,575,352  3,228,929  $     1.42
                                           ==========  =========  ==========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Net  Earnings  Per  Share,  continued
     -------------------------

                                              Net       Common    Per Share
                                            Earnings    Shares      Amount
                                           ----------  ---------  ----------
     FOR THE YEAR ENDED DECEMBER 31, 2000

     Basic earnings per share              $5,378,470  3,218,714  $     1.67
     Effect of dilutive securities:
       Stock options                                -      5,074           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $5,378,470  3,223,788  $     1.67
                                           ==========  =========  ==========

     At  December 31, 2002, 2001 and 2000, a total of 84,578, 85,614 and 27,657, potential common shares related to stock options were not included in the computation of diluted earnings per share because they would have been antidulutive.

     In April 2000 the Company declared and distributed a 10% stock dividend to its shareholders. All previously reported per share amounts have been restated to reflect the stock dividend.

(2)  INVESTMENT  SECURITIES
     Investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                                      December 31, 2002
                                       -----------------------------------------------
                                                      Gross       Gross     Estimated
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains       Losses      Value
                                       -----------  ----------  ----------  ----------
     Mortgage-backed securities        $52,033,373     352,915           -  52,386,288
     State and political subdivisions   13,886,496     468,367       5,446  14,349,417
     Trust preferred securities          5,000,000           -           -   5,000,000
                                       -----------  ----------  ----------  ----------

     Total                             $70,919,869     821,282       5,446  71,735,705
                                       ===========  ==========  ==========  ==========

                                                      December 31, 2001
                                       -----------------------------------------------
                                                      Gross       Gross     Estimated
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains       Losses      Value
                                       -----------  ----------  ----------  ----------

     Mortgage-backed securities        $64,862,499      99,308   1,579,620  63,382,187
     State and political subdivisions   16,433,929     242,972     273,051  16,403,850
     Trust preferred securities          4,500,000           -           -   4,500,000
                                       -----------  ----------  ----------  ----------

     Total                             $85,796,428     342,280   1,852,671  84,286,037
                                       ===========  ==========  ==========  ==========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(2)  INVESTMENT  SECURITIES,  CONTINUED
     The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized   Estimated
                                         Cost      Fair Value
                                      -----------  ----------
          Due within one year         $ 2,116,827   2,139,517
          Due from one to five years    3,627,961   3,873,251
          Due from five to ten years    3,802,255   3,916,833
          Due after ten years           9,339,453   9,419,816
          Mortgage-backed securities   52,033,373  52,386,288
                                      -----------  ----------

                                      $70,919,869  71,735,705
                                      ===========  ==========

     Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $35,191,263, $82,969,419 and $18,129,483, respectively. Gross gains of $625,616 and $1,626,583 for 2002 and 2001, respectively, along with gross losses of $12,591 and $483,472 for 2001 and 2000, respectively, were realized on those sales.

     Securities with a carrying value of approximately $30,195,000 and $27,210,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2002 and 2001 are summarized as follows:

                                              2002         2001
                                          ------------  -----------
          Commercial                      $ 92,141,135  102,409,403
          Real estate - mortgage           322,986,811  277,737,352
          Real estate - construction        80,552,263   82,790,441
          Consumer                          30,689,537   27,670,525
                                          ------------  -----------
            Total loans                    526,369,746  490,607,721
          Less allowance for loan losses     7,247,906    6,090,570
                                          ------------  -----------

          Total net loans                 $519,121,840  484,517,151
                                          ============  ===========

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina which encompasses Catawba and Alexander counties and portions of Iredell and Lincoln counties.

     At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was approximately $4,840,000 and $4,409,000, respectively, of which approximately $4,602,000 at December 31, 2002 and $3,756,000 at December 31, 2001 was on nonaccrual. In addition, the Company had approximately $238,000 and $655,000 in loans past due more than ninety days and still accruing interest at December 31, 2002 and 2001, respectively. The related allowance for loan losses on impaired loans was approximately $676,000 and $699,000 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2002 and 2001 was approximately $7,220,000 and $5,743,000, respectively. For the years ended December 31, 2002, 2001 and 2000, the Company recognized approximately $22,000, $38,000 and $94,000, respectively, of interest income on impaired loans.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(3)  LOANS,  CONTINUED
     Changes in the allowance for loan losses were as follows:

                                                            2002         2001         2000
                                                        ------------  -----------  -----------
          Balance at beginning of year                  $ 6,090,570    4,713,227    3,924,348
          Amounts charged off                            (4,441,007)  (2,358,320)  (1,158,381)
          Recoveries on amounts previously charged off      166,743      190,341       68,160
          Provision for loan losses                       5,431,600    3,545,322    1,879,100
                                                        ------------  -----------  -----------
          Balance at end of year                        $ 7,247,906    6,090,570    4,713,227
                                                        ============  ===========  ===========

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment are summarized as follows:

                                            2002         2001
                                         -----------  ----------
          Land                           $ 2,474,452   2,844,746
          Buildings and improvements      11,892,203   9,847,402
          Furniture and equipment          9,966,950   9,427,871
                                         -----------  ----------
                                          24,333,605  22,120,019
          Less accumulated depreciation    8,712,628   7,541,460
                                         -----------  ----------
                                          15,620,977  14,578,559
          Construction in progress                 -     100,632
                                         -----------  ----------
                                         $15,620,977  14,679,191
                                         ===========  ==========

     Depreciation expense was approximately $1,260,000, $1,337,000 and $1,139,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

(5)  TIME  DEPOSITS
     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $160,836,596 and $156,034,091 at December 31, 2002 and
     2001,  respectively.

     At December 31, 2002, the scheduled maturities of time deposits are as follows:

          2003                                           $214,997,611
          2004                                             55,497,758
          2005                                              7,204,994
          2006                                                681,976
          2007                                             13,403,969
                                                         ------------

                                                         $291,786,308
                                                         ============

     At December 31, 2002, the Company had approximately $39,873,000 in time deposits purchased through third party brokers.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(6)  FEDERAL HOME LOAN BANK ADVANCES
     The Bank has advances from the Federal Home Loan Bank ("FHLB") with monthly interest payments at various maturity dates and interest rates ranging from 1.30% to 6.49% at December 31, 2002. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans and commercial real estate loans that the Bank owns.

     Advances from the FHLB outstanding at December 31, 2002 consist of the following:

     Maturity Date                  Call Date                Rate      Rate Type        Amount
----------------------  ----------------------------------          ----------------  -----------
     December 31, 2003  N/A                                  1.30%  Adjustable Daily  $ 5,000,000
     February 3, 2003   N/A                                  5.86%  Fixed                  71,429
     July 5, 2005       October 5, 2000 and every three
                          months thereafter                  6.16%  Convertible         5,000,000
     March 30, 2010     March 30, 2001 and every three
                          months thereafter                  6.02%  Convertible         5,000,000
     March 30, 2010     September 30, 2000 and every three
                          months thereafter                  5.88%  Convertible         5,000,000
     May 24, 2010       May 24, 2001 and every three
                          months thereafter                  6.49%  Convertible         2,000,000
     January 10, 2011   January 10, 2002 and every three
                          months thereafter                  4.20%  Convertible         5,000,000
     May 2, 2011        May 2, 2002 and every three
                          months thereafter                 4.055%  Convertible        30,000,000
     January 26, 2004   N/A                                  1.86%  Adjustable          6,000,000
                                                                                      -----------

                                                                                      $63,071,429
                                                                                      ===========

     The FHLB has the option to convert $52,000,000 of the total advances outstanding into three month LIBOR-based floating rate advances. If the FHLB elects to convert the advances, the Bank may terminate the transaction without payment of a prepayment fee.

     These borrowings are extended to the Bank under an extension of credit equal to 20% of the Bank's total assets. The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2002 and 2001 the Bank owned FHLB stock amounting to $3,153,600 and $3,410,800, respectively.

(7)  TRUST  PREFERRED  SECURITIES
     In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. The debentures and related earnings statement effects are eliminated in the Company's financial statements.

     The trust preferred securities accrue and pay quarterly distributions based on the liquidation value of $50,000 per capital security at a floating rate of prime plus 50 basis points. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(7)  TRUST  PREFERRED  SECURITIES,  CONTINUED
     The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 31, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust, in whole or in part, on or after December 31, 2006. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(8)  INCOME  TAXES
     The provision for income taxes is summarized as follows:

                       2002         2001        2000
                    -----------  ----------  ----------
       Current      $2,030,921   2,793,871   2,822,911
       Deferred       (318,921)   (532,329)   (246,511)
                    -----------  ----------  ----------

                    $1,712,000   2,261,542   2,576,400
                    ===========  ==========  ==========

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                          2002         2001        2000
                                                       -----------  ----------  ----------
          Pre-tax income at statutory rates (34%)      $1,750,169   2,324,544   2,704,656
          Differences:
            Tax exempt interest income                   (231,395)   (331,035)   (354,948)
            Nondeductible interest and other expense       24,088      56,330      64,717
            Cash surrender value of life insurance        (83,541)          -           -
            State taxes, net of federal benefit           230,088     228,147     184,204
            Other, net                                     22,591     (16,444)    (22,229)
                                                       -----------  ----------  ----------

                                                       $1,712,000   2,261,542   2,576,400
                                                       ===========  ==========  ==========

     The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2002 and 2001.

                                                                  2002        2001
                                                               -----------  ---------
          Deferred tax assets:
            Allowance for loan losses                          $ 2,468,399  1,938,983
            Amortizable intangible assets                          247,405    262,652
            Accrued retirement expense                             214,038     92,520
            Accrued contingent liabilities                               -      9,639
            Foreclosed real estate                                       -     16,193
            Income from non-accrual loans                            4,880    254,247
            Unrealized loss on available for sale securities             -    588,296
            Other                                                   19,040     24,520
                                                               -----------  ---------
               Total gross deferred tax assets                   2,953,762  3,187,050
                                                               -----------  ---------
          Deferred tax liabilities:
            Unrealized gains on available for sale securities      317,769          -
            Unrealized gains on cash flow hedges                   583,471          -
            Deferred loan fees                                   1,178,321  1,225,178
            Premises and equipment                                 321,637    133,467
            Deferred income from servicing rights                  273,160    378,386
                                                               -----------  ---------
               Total gross deferred tax liabilities              2,674,358  1,737,031
                                                               -----------  ---------
               Net deferred tax asset                          $   279,404  1,450,019
                                                               ===========  =========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(9)  RELATED  PARTY  TRANSACTIONS
     The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2002:

          Beginning balance                               $ 13,782,000
          New loans                                          9,302,000
          Repayments                                       (10,672,000)
                                                          -------------

          Ending balance                                  $ 12,412,000
                                                          =============

     At December 31, 2002, the Company had approximately $2,289,000 in potential problem loans to related parties, with an allowance for loan losses of approximately $275,000.

     At December 31, 2002 and 2001, the Company had deposit relationships with related parties of approximately $10,041,000 and $11,955,000, respectively.

     The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2002 and 2001, the Company had outstanding construction contracts with these directors amounting to approximately $289,000 and $1,100,000, respectively. During the year ended December 31, 2002, 2001 and 2000, total construction costs for bank facilities paid to directors were approximately $1,545,000, $1,435,000 and $2,915,000, respectively.

(10) COMMITMENTS
     The Company leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2002 are as follows:

          Year
          ----

          2003                                $  451,981
          2004                                   455,159
          2005                                   443,005
          2006                                   357,258
          2007                                   228,488
          Thereafter                             791,750
                                              ----------

          Total minimum obligation            $2,727,641
                                              ==========

     Total rent expense was approximately $326,000, $351,000 and $361,000, for 2002, 2001 and 2000, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(10) COMMITMENTS,  CONTINUED
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

                                                       Contractual  Amount
                                                   --------------------------
                                                       2002         2001
                                                   ------------  ------------
     Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit             $101,401,000  91,822,000
          Standby letters of credit and
               financial guarantees written        $  2,061,000   1,667,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company's delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

     In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Bank or the Company.

     The Company has employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

     The Company has $26,500,000 available for the purchase of overnight federal funds from three correspondent financial institutions.

(11) DERIVATIVES  AND  HEDGING  TRANSACTIONS
     The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(11) DERIVATIVES  AND  HEDGING  TRANSACTIONS,  CONTINUED
     At December 31, 2002, the Company had cash flow hedges with a notional amount of $60 million. These derivative instruments consist of two interest rate swap agreements that were used to convert $60 million of floating rate loans with rates based on prime that reprice daily to a fixed rate for a period of two years ending in June 2004 and July 2004. Interest rate swap agreements generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. The terms of the swaps are determined based on management's assessment of future interest rates and other factors. The company recorded an asset, included as a component of other assets, of $1,498,000 for the fair value of these cash flow hedges resulting in an after tax increase in other comprehensive income of $914,529. As of December 31, 2002, no ineffectiveness was recorded in earnings. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness.

(12) EMPLOYEE  AND  DIRECTOR  BENEFIT  PROGRAMS
     The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company's contribution pursuant to this formula was approximately $339,000, $318,000 and $249,000 for the years of 2002, 2001 and 2000, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

     In December, 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company's cost of funds, constitutes the Company's contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $249,000 during 2002. The Company incurred no expense for benefits relating to this plan during 2001.

     The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $32,842, $33,484 and $30,680, for the years ended December 31, 2002, 2001 and 2000, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2002 and 2001, which represents the liability for accrued postretirement benefit costs:

                                                             2002       2001
                                                          ---------  ---------
          Accumulated postretirement benefit obligation   $209,706    213,536
          Unrecognized transition obligation                    -     (17,407)
          Unrecognized gain (loss)                         (37,956)   (38,048)
                                                          ---------  ---------

          Net liability recognized                        $171,750    158,081
                                                          =========  =========

     Under the Omnibus Stock Ownership and Long Term Incentive Plan, the Company awarded 5,365 book value shares to each of its ten directors with vesting for nine of the directors over a five year period, effective September 28, 1999, and immediate vesting for one director. Any recipient of book value shares has no rights as a shareholder with respect to the book value shares. The initial value of the book value shares awarded during 1999 was determined to be $11.45 per share. The Company recorded an expense of approximately $83,000, $43,000 and $33,000 associated with the benefits of this plan in the years ended December 31, 2002, 2001 and 2000, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(13) REGULATORY  MATTERS
     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios are presented below.

                                                                                      To Be Well
                                                                                   Capitalized Under
                                                                   For Capital     Prompt Corrective
                                                    Actual      Adequacy Purposes  Action Provisions
                                               ---------------  -----------------  -----------------
                                               Amount   Ratio   Amount    Ratio    Amount    Ratio
                                               -------  ------  -------  --------  -------  --------
                                                              (dollars in thousands)
     AS OF DECEMBER 31, 2002:
     Total Capital (to Risk-Weighted Assets)
       Consolidated                            $68,208  12.01%   45,449     8.00%      N/A      N/A
       Bank                                    $66,479  11.73%   45,337     8.00%   56,671    10.00%
     Tier 1 Capital (to Risk-Weighted Assets)
       Consolidated                            $61,122  10.76%   22,725     4.00%      N/A      N/A
       Bank                                    $59,393  10.48%   22,668     4.00%   34,003     6.00%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $61,122   9.78%   24,989     4.00%      N/A      N/A
       Bank                                    $59,393   9.52%   24,943     4.00%   31,179     5.00%
     AS OF DECEMBER 31, 2001:
     Total Capital (to Risk-Weighted Assets)
       Consolidated                            $66,254  12.27%   43,208     8.00%      N/A      N/A
       Bank                                    $64,841  12.03%   43,105     8.00%   53,881    10.00%
     Tier 1 Capital (to Risk-Weighted Assets)
       Consolidated                            $60,163  11.14%   21,604     4.00%      N/A      N/A
       Bank                                    $58,750  10.90%   21,552     4.00%   32,328     6.00%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $60,163  10.46%   22,999     4.00%      N/A      N/A
       Bank                                    $58,750  10.24%   22,959     4.00%   28,699     5.00%

(14) SHAREHOLDERS'  EQUITY
     In February 2002 the Company's Board of Directors authorized the repurchase of up to $3,000,000 in common shares of the Company's outstanding common stock effective through the end of February 2003. During 2002, the Company repurchased a total of 85,500 shares at a total price of $1,314,250.

     The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

     The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2002, this amount was approximately $14,235,000.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(15) OTHER  OPERATING  EXPENSE
     Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

                                       2002     2001    2000
                                     -------  -------  -------
          Merchant processing        $77,828  551,513  502,085

(16) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

          Cash  and  Cash  Equivalents
          ----------------------------
          For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          Investment  Securities  Available  for  Sale
          --------------------------------------------
          Fair values for investment securities are based on quoted market prices.

          Other  Investments
          ------------------
          The carrying amount of other investments approximates fair value.

          Loans  and  Mortgage  Loans  Held  for  Sale
          --------------------------------------------
          The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are valued based on the current price at which these loans could be sold into the secondary market.

          Cash  Surrender  Value  of  Life  Insurance
          -------------------------------------------
          For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

          Mortgage  Servicing  Rights
          ---------------------------
          Fair value of mortgage servicing rights is determined by estimating the present value of the future net servicing income, on a disaggregated basis, using anticipated prepayment assumptions.

          Derivative  Instruments
          -----------------------
          For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

          Deposits  and  Demand  Notes  Payable
          -------------------------------------
          The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

          FHLB  Advances
          --------------
          The fair value of FHLB advances is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

          Trust  Preferred  Securities
          ----------------------------
          Because the Company's trust preferred securities were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(16) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
          Commitments to Extend Credit and Standby Letters of Credit
          ----------------------------------------------------------
          Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

          Limitations
          -----------
          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                         2002                 2001
                                                ---------------------  --------------------
                                                Carrying   Estimated   Carrying  Estimated
                                                 Amount    Fair Value   Amount   Fair Value
                                                ---------  ----------  --------  ----------
                                                             (In thousands)
     Assets:
     Cash and cash equivalents                  $  15,578      15,578    15,303      15,303
     Investment securities available for sale      71,736      71,736    84,286      84,286
     Other investments                              4,346       4,346     4,603       4,603
     Mortgage loans held for sale                   5,065       5,065     5,339       5,339
     Loans                                        519,122     520,601   484,517     493,611
     Cash surrender value of life insurance         4,829       4,829     4,583       4,583
     Mortgage servicing rights                        709         709       981         981
     Derivative instruments                         1,498       1,498         -           -

     Liabilities:
     Deposits and demand notes payable            517,339     518,898   490,341     493,421
     FHLB advances                                 63,071      63,359    68,214      68,497
     Trust preferred securities                    14,000      14,000    14,000      14,000

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) PEOPLES BANCORP OF NORTH CAROLINA, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                              2002         2001
                                           -----------  ----------
                                 Assets
                                 ------
     Cash                                  $   475,820     228,202
     Investment in subsidiaries             61,310,019  58,421,072
     Other investments                         815,000     815,000
     Other  assets                             589,645     472,872
                                           -----------  ----------

                                           $63,190,484  59,937,146
                                           ===========  ==========

                 Liabilities and Shareholders' Equity
                 ------------------------------------

     Accrued expenses                      $   152,751     103,043
     Junior subordinated debentures         14,433,000  14,433,000
     Shareholders' equity                   48,604,733  45,401,103
                                           -----------  ----------
                                           $63,190,484  59,937,146
                                           ===========  ==========

                              STATEMENTS OF EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                          2002       2001       2000
                                                       ----------  ---------  ---------
     Dividends from Bank                               $3,526,824  1,462,486  2,327,019

     Expenses:
       Interest                                           757,733     30,333          -
       Other operating expenses                           208,591    311,117    191,519
                                                       ----------  ---------  ---------

           Total expenses                                 966,324    341,450    191,519
                                                       ----------  ---------  ---------

     Earnings before income tax benefit and equity in
         undistributed earnings of subsidiaries         2,560,500  1,121,036  2,135,500

     Income tax benefit                                   320,800    131,900     74,100
                                                       ----------  ---------  ---------

     Earnings before equity in undistributed
         earnings of subsidiaries                       2,881,300  1,252,936  2,209,600

     Equity in undistributed earnings of subsidiaries     554,256  3,322,416  3,168,870
                                                       ----------  ---------  ---------

     Net earnings                                      $3,435,556  4,575,352  5,378,470
                                                       ==========  =========  =========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) PEOPLES BANCORP OF NORTH CAROLINA, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS, CONTINUED

                                        STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                         2002          2001         2000
                                                                     ------------  ------------  -----------
     Cash flows from operating activities:
       Net earnings                                                  $ 3,435,556     4,575,352    5,378,470
       Adjustments to reconcile net earnings to net
         cash provided by operating activities:
           Amortization                                                   16,668             -            -
           Equity in undistributed earnings of subsidiaries             (554,256)   (3,322,416)  (3,168,870)
           Deferred income tax benefit                                   (27,991)      (28,076)     (19,056)
           Change in:
             Accrued expenses                                             49,708        63,630       39,413
                                                                     ------------  ------------  -----------

                   Net cash provided by operating activities           2,919,685     1,288,490    2,229,957
                                                                     ------------  ------------  -----------

     Cash flows from investing activities:
       Capital contributions to subsidiaries                                   -   (13,933,000)           -
       Purchase of other investments                                           -             -     (815,000)
                                                                     ------------  ------------  -----------

                   Net cash used by investing activities                       -   (13,933,000)    (815,000)
                                                                     ------------  ------------  -----------

     Cash flows from financing activities:
       Proceeds from junior subordinated debentures                            -    14,433,000            -
       Cash paid in lieu of fractional shares                                  -             -       (3,775)
       Dividends paid                                                 (1,256,592)   (1,287,486)  (1,258,243)
       Transaction costs associated with trust preferred securities     (105,450)     (425,741)           -
       Repurchase of common stock                                     (1,314,250)            -            -
       Proceeds from exercise of stock options                             4,225             -            -
                                                                     ------------  ------------  -----------

                   Net cash provided (used) by financing activities   (2,672,067)   12,719,773   (1,262,018)
                                                                     ------------  ------------  -----------

     Net change in cash                                                  247,618        75,263      152,939

     Cash at beginning of year                                           228,202       152,939            -
                                                                     ------------  ------------  -----------

     Cash at end of year                                             $   475,820       228,202      152,939
                                                                     ============  ============  ===========

                                      2002
                                      1912

                                                             Serving generations
                                                                for generations.


                                                       Our 90th Year In Business

                                         Peoples Bancorp of North Carolina, Inc.
                                                              2002 Annual Report

Since 1912, Peoples Bank and Peoples Bancorp of North Carolina have been providing financial services in our local communities. Our customers have realized many successes and we have seen much growth. We appreciate the opportunity to partner with you, our friends, customers and shareholders, for many more years.

                              Serving generations
                                for generations.

                                      2002
                                      1912

1   Introduction
2   President's  Message
3   Financial  Performance
4   Financial  Highlights
5   Selected  Financial  Data
6   Report  of  Independent  Certified  Public  Accountants
7   Consolidated  Balance  Sheets
8   Consolidated  Statements  of  Earnings
9   Shareholder  &  General  Information  &  Board  of  Directors
10  Bank  Officers  and  Subsidiaries

[PHOTO  OMITTED]
Robert C. Abernethy, Chairman and
Tony W. Wolfe, President and CEO

                                  PRESIDENT'S
                                    MESSAGE

     Financial performance in 2002 for Peoples Bancorp reflected the results of a regional economic environment whose recovery had basically stalled. Fiscal year 2002 was characterized by further industrial and manufacturing plant downsizings, closings, abbreviated workweeks, and the resultant reductions in the area's labor force. Such factors inhibited our ability to achieve the bottom line results that were desired by management. Key interest rates stabilized during the year with the exception of one 50 basis point reduction in the Bank's prime rate of interest during fourth quarter. In early 2003, our regional economic environment is described as sluggish and mirrors trends in other parts of North Carolina and the United States. I encourage your review of the financial discussion as well as the comparative financial tables which follow.

     2002 represented the 90th year of service by Peoples Bank, the wholly owned subsidiary of Peoples Bancorp of North Carolina, Inc. Only eight other state-chartered commercial banks in North Carolina were incorporated prior to 1912 that remain in existence today under their original charter. Such a distinction carries with it decades of success stories wherein Peoples Bank has been the financial partner of choice to scores of residents and businesses across our service area.

     Our desire to expand our customer base and to offer additional banking convenience to existing customers resulted in Peoples Bank opening two new full-service offices and a satellite branch during 2002. New banking offices were opened in the West Lincoln community and along thriving Catawba Valley Boulevard in Hickory. These offices will complement existing offices in the Catawba and Lincoln markets while the satellite branch, located on the campus of Abernethy Retirement Center in Newton, further extends our corporate mission as a community-oriented financial institution.

     The development and implementation of new financial products and services also highlighted the Company's 90th anniversary. Peoples Bank became the first and, to date, only bank in our market area to offer a service that guarantees same-day processing of all transactions that are presented throughout the entire day. Known as All Day Banking, customers of Peoples Bank are no longer concerned with rushing to the Bank by 2:00 P.M. in order to meet processing deadlines that previously existed. In effect, we have added three hours of banking convenience to our customers' banking day - everyday.

     Our customers expect and deserve banking products and services that best suit their lifestyles. Internet Banking, launched in the spring of 2002, provides complete financial services accessible 24 hours a day at the click of a button. Online cash management and bill paying options are also available for our Internet customers.

     Generations Gold represents another product initiated during 2002 that differentiates Peoples Bank from our competition. Generations Gold is a membership-only account that offers our customers discounts for goods and services. Partnerships with local, regional, and national companies have been established including 1,100 of our area businesses. For a small monthly fee, Generations Gold has proven to be a source of added value for our participating customers.

     I am especially proud of our employees and their endless commitment to Peoples Bank. Never before has their dedication to our customers been stronger and never before has their team spirit been more evident than during the past year. It is their tireless work ethic that reinforces the strength and stability of this Company.

     I wish to recognize members of our Board of Directors who continue to demonstrate a profound commitment to community banking and Peoples Bancorp in particular. They are to be commended for the manner in which they represent shareholders' interest both at the board table and in the community. I also wish to express appreciation to shareholders and customers who have chosen to invest and establish financial relationships with Peoples Bancorp. Continue to recommend our products and services to your friends and associates. We look forward to embracing 2003 and the future with confidence and excitement.

Sincerely,

/s/  Tony  W.  Wolfe
Tony W. Wolfe
President and Chief Executive Officer

                                   FINANCIAL
                                  PERFORMANCE


     Net income for the year ended December 31, 2002 totaled $3,435,556, or $1.09 per share, as compared to $4,575,352, or $1.42 per share, for the year ended December 31, 2001. The reduction in consolidated net earnings for 2002 was primarily attributable to an increase in the Company's provision for loan losses, a reduction in non-interest income for the year, and a slight increase in non-interest expense. In conjunction with the stabilization of interest rates, net interest income improved during the year as deposits continued to reprice at rates that were more aligned with prevailing rates in the loan portfolio. As a result, net interest income increased 10% to $20,846,616 as of December 31, 2002 when compared to net interest income of $18,871,105 for the previous year.

     The Company's contribution to the provision for loan losses increased 53% during 2002 and amounted to $5,431,600. The increase in the provision for loan losses was primarily attributable to two large commercial loan charge offs that resulted from declining economic conditions. At December 31, 2002, the ratio between the allowance for loan losses and total outstanding loans was 1.38% as compared to 1.24% at December 31, 2001.

     Non-interest income decreased 21% to $6,490,615 during the year ended December 31, 2002 as compared to $8,262,904 for the prior year. The decrease in non-interest income was largely due to the decrease in nonrecurring income during 2002 including the gains on sale of available-for-sale securities that were realized in 2001. Mortgage banking income amounted to $702,290 during the year most recently ended reflecting strong demand in mortgage loan originations and related refinancings. Non-interest expense increased only 0.04% to $16,758,075 during 2002 and was indicative of management's efforts to implement operational efficiencies throughout the year that will continue to provide benefit in the years ahead.

     Balance sheet growth was modest during the calendar year with total assets amounting to $644,741,538 at December 31, 2002, a 4% increase when compared to total assets of $619,504,704 as of December 31, 2001. Loans grew 7% during the year just ended and totaled $526,369,746 at December 31, 2002 while total deposits were $515,738,955, an increase of 5% from the prior year.

     Shareholders' equity grew 7% during 2002 and amounted to $48,604,733 at December 31, 2002. The Company's shareholders' equity to total assets was 7.54% at December 31, 2002 as compared to 7.33% for December 31, 2001. The Company ended the year as a well-capitalized financial institution. Directors of Peoples Bancorp authorized cash dividends to shareholders in the amount of $.40 per share during 2002 which totaled $1,256,592.

     Through the Company's stock repurchase program, the Company repurchased 85,500 shares of corporate stock during 2002 thereby resulting in increased investor interest and additional market makers. Book value per share was $15.51 at December 31, 2002 as compared to $14.11 at December 31, 2001. Market value of Peoples Bancorp common stock closed at $14.14 per share on December 31, 2002 reflecting a decrease in market value of only 1.46% for the year. Meanwhile, Nasdaq ended the year at 1,335.51, down 31% for the year.

                                    FINANCIAL
                                   HIGHLIGHTS

                              DOLLARS IN THOUSANDS
                            EXCEPT PER SHARE AMOUNTS


                                                        2002       2001     Change
-----------------------------------------------------------------------------------

Interest income                                       $ 36,624   $ 41,898      -13%
Interest expense                                        15,777     23,027      -31%
-----------------------------------------------------------------------------------

Net interest income after provision for loan losses     15,415     15,326        1%
Non-interest income                                      6,491      8,263      -21%
Non-interest expense                                    16,758     16,752        0%
Income taxes                                             1,712      2,262      -24%
-----------------------------------------------------------------------------------
Net income                                            $  3,436   $  4,575      -25%
-----------------------------------------------------------------------------------

PER SHARE

Net income                                            $   1.09   $   1.42      -23%
Cash dividends                                            0.40       0.40        0%
Market price at December 31                              14.14      14.35       -1%
Book value at December 31                                15.51      14.11       10%
-----------------------------------------------------------------------------------

AT YEAR-END

Loans, net                                            $519,122   $484,517        7%
Mortgage loans held for sale                             5,065      5,339       -5%
Available for sale securities                           71,736     84,286      -15%
Assets                                                 644,742    619,505        4%
Deposits                                               515,739    490,223        5%
Shareholders' equity                                    48,605     45,401        7%
-----------------------------------------------------------------------------------

KEY PERFORMANCE RATIOS
Return on average assets                                  0.55%      0.80%
Return on average shareholders' equity                    7.12%      9.65%
Dividend payout ratio                                    36.58%     28.14%
Average shareholders' equity to total average assets      7.72%      8.25%
-----------------------------------------------------------------------------------

                                    SELECTED
                                 FINANCIAL DATA

                              DOLLARS IN THOUSANDS
                            EXCEPT PER SHARE AMOUNTS


                                                         2002         2001        2000        1999        1998
-----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                       $   36,624      41,898      40,859      32,302      29,215
Interest expense                                          15,777      23,027      19,432      14,790      14,540
-----------------------------------------------------------------------------------------------------------------

Net interest income                                       20,847      18,871      21,427      17,512      14,675
Provision for loan losses                                  5,432       3,545       1,879         425         445
-----------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses       15,415      15,326      19,548      17,087      14,230
Non-interest income                                        6,491       8,263       3,915       3,380       3,646
Non-interest expense                                      16,758      16,752      15,509      13,832      12,020
-----------------------------------------------------------------------------------------------------------------

Income before taxes                                        5,148       6,837       7,954       6,635       5,856
Income taxes                                               1,712       2,262       2,576       2,093       1,847
-----------------------------------------------------------------------------------------------------------------
Net income                                            $    3,436       4,575       5,378       4,542       4,009
-----------------------------------------------------------------------------------------------------------------

SELECTED YEAR-END BALANCES
Assets                                                $  644,742     619,505     519,002     432,435     402,273
Available for sale securities                             71,736      84,286      71,565      62,498      63,228
Loans, net                                               519,122     484,517     406,226     335,274     297,488
Mortgage loans held for sale                               5,065       5,339       1,564       1,685       9,260
Interest-earning assets                                  608,619     586,496     490,449     411,734     383,270
Deposits                                                 515,739     490,223     450,073     376,634     350,067
Interest-bearing liabilities                             527,192     515,989     420,594     339,243     315,387
Shareholders' equity                                  $   48,605      45,401      43,039      37,998      35,924
Shares outstanding*                                    3,133,547   3,218,714   3,218,714   3,218,950   3,219,150
-----------------------------------------------------------------------------------------------------------------

SELECTED AVERAGE BALANCES
Assets                                                $  624,796     575,142     469,536     417,387     369,864
Available for sale securities                             77,414      84,549      66,218      60,642      59,824
Loans                                                    507,879     454,371     374,226     324,651     271,819
Interest-earning assets                                  592,947     545,945     447,645     396,606     351,730
Deposits                                                 499,224     481,289     408,210     363,637     321,371
Interest-bearing liabilities                             516,314     472,435     373,167     326,164     293,631
Shareholders' equity                                  $   48,257      47,432      42,852      39,348      33,303
Shares outstanding*                                    3,151,975   3,218,714   3,218,714   3,218,950   3,058,160
-----------------------------------------------------------------------------------------------------------------

PROFITABILITY RATIOS
Return on average total assets                              0.55%       0.80%       1.15%       1.09%       1.08%
Return on average shareholders' equity                      7.12%       9.65%      12.55%      11.54%      12.04%
Dividend payout ratio                                      36.58%      28.14%      23.39%      23.84%      22.61%
-----------------------------------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loan to deposit                                           101.73%      94.41%      91.67%      89.28%      84.58%
Shareholders' equity to total assets                        7.72%       8.25%       9.13%       9.43%       9.00%
-----------------------------------------------------------------------------------------------------------------

PER SHARE OF COMMON STOCK*
Net income                                            $     1.09        1.42        1.67        1.41        1.31
Cash dividends                                        $     0.40        0.40        0.39        0.34        0.28
Book value                                            $    15.51       14.11       13.37       11.81       11.16
-----------------------------------------------------------------------------------------------------------------

* Shares outstanding and per share computations have been restated to reflect a 10% stock dividend during second quarter 2000 and the 3 for 2 stock split during first quarter 1999.

                                    REPORT OF
                                  INDEPENDENT
                                    CERTIFIED
                                     PUBLIC
                                  ACCOUNTANTS



To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:


We have audited the consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2002. Such consolidated financial statements and our report thereon dated January 17, 2003, expressing an unqualified opinion (which are not included herein) are included in the proxy statement for the 2003 annual meeting of shareholders. The accompanying condensed consolidated balance sheets and consolidated statements of earnings are the responsibility of the Company's management. Our responsibility is to express an opinion on such consolidated balance sheets and consolidated statements of earnings in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of earnings for each of the three years in the period ended December 31, 2002, is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.


                                             /s/ Porter Keadle Moore, LLP


Atlanta,  Georgia
January  17,  2003

                                  CONSOLIDATED
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001


                                     Assets
                                     ------
                                                                    2002          2001
                                                                    ----          ----
Cash and due from banks                                         $ 13,803,665   13,042,320
Federal funds sold                                                 1,774,000    2,261,000
                                                                ------------  ------------

      Cash and cash equivalents                                   15,577,665   15,303,320

Investment securities available for sale                          71,735,705   84,286,037
Other investments                                                  4,345,573    4,602,773
Mortgage loans held for sale                                       5,064,635    5,338,931
Loans, net                                                       519,121,840  484,517,151
Premises and equipment, net                                       15,620,977   14,679,191
Cash surrender value of life insurance                             4,828,708    4,583,000
Accrued interest receivable and other assets                       8,446,435    6,194,301
                                                                ------------  ------------

                                                                $644,741,538  619,504,704
                                                                ============  ============

                      Liabilities and Shareholders' Equity
                      ------------------------------------
Deposits:
  Noninterest-bearing                                           $ 67,398,458   56,826,130
  Interest-bearing                                               448,340,497  433,397,059
                                                                ------------  ------------
      Total deposits                                             515,738,955  490,223,189

Demand notes payable to U. S. Treasury                             1,600,000      117,987
Accrued interest payable and other liabilities                     1,726,421    1,548,139
Federal Home Loan Bank advances                                   63,071,429   68,214,286
Guaranteed preferred beneficial interests in Company's junior
  subordinated debentures (Trust Preferred Securities)            14,000,000   14,000,000
                                                                ------------  ------------
      Total liabilities                                          596,136,805  574,103,601
                                                                ------------  ------------

Commitments

Shareholders' equity:
  Preferred stock, no par value; authorized 5,000,000 shares;
    no shares issued and outstanding                                       -            -
  Common stock, no par value; authorized 20,000,000 shares;
    3,133,547 and 3,218,714 shares issued and outstanding         35,097,773   36,407,798
  Retained earnings                                               12,094,363    9,915,399
  Accumulated other comprehensive income (loss)                    1,412,597     (922,094)
                                                                ------------  ------------
      Total shareholders' equity                                  48,604,733   45,401,103
                                                                ------------  ------------
                                                                $644,741,538  619,504,704
                                                                ============  ============


Refer to Appendix A to the Peoples Bancorp of North Carolina, Inc. Proxy Statement, dated April 3, 2003, for a complete set of Consolidated Financial Statements.

                                  CONSOLIDATED
                                  STATEMENTS OF
                                    EARNINGS
                                FOR YEARS ENDED
                        DECEMBER 31, 2002, 2001 AND 2000


                                                              2002         2001        2000
                                                              ----         ----        ----
Interest income:
  Interest and fees on loans                               $32,038,359  36,512,395  36,423,973
  Interest on federal funds sold                                45,271     126,791     281,659
  Interest and dividends on securities:
    U. S. Treasuries                                                 -           -      16,572
    U. S. Government agencies                                3,439,814   3,918,551   2,977,459
    State and political subdivisions                           613,219     911,707     988,020
    Other                                                      487,284     428,157     171,600
                                                           -----------  ----------  -----------

      Total interest income                                 36,623,947  41,897,601  40,859,283
                                                           -----------  ----------  -----------
Interest expense:
  Deposits                                                  12,364,245  20,790,136  18,326,359
  Federal Home Loan Bank advances                            2,658,742   2,118,511     974,036
  Other                                                        754,344     117,849     131,705
                                                           -----------  ----------  -----------
      Total interest expense                                15,777,331  23,026,496  19,432,100
                                                           -----------  ----------  -----------

      Net interest income                                   20,846,616  18,871,105  21,427,183

Provision for loan losses                                    5,431,600   3,545,322   1,879,100
                                                           -----------  ----------  -----------

      Net interest income after provision for loan losses   15,415,016  15,325,783  19,548,083
                                                           -----------  ----------  -----------

Other income:
  Service charges on deposit accounts                        3,060,581   2,805,492   1,588,390
  Other service charges and fees                               503,165     471,998     367,352
  Gain (loss) on sale of securities                            625,616   1,613,992    (483,472)
  Mortgage banking income                                      702,290   1,014,043     241,007
  Insurance and brokerage commissions                          477,765     348,582     168,557
  Miscellaneous                                              1,121,198   2,008,797   2,033,930
                                                           -----------  ----------  -----------
      Total other income                                     6,490,615   8,262,904   3,915,764
                                                           -----------  ----------  -----------

Other expenses:
  Salaries and employee benefits                             9,569,016   9,115,496   8,899,285
  Occupancy                                                  3,142,712   2,984,100   2,509,720
  Other operating                                            4,046,347   4,652,197   4,099,972
                                                           -----------  ----------  -----------

      Total other expenses                                  16,758,075  16,751,793  15,508,977
                                                           -----------  ----------  -----------
      Earnings before income taxes                           5,147,556   6,836,894   7,954,870

Income tax expense                                           1,712,000   2,261,542   2,576,400
                                                           -----------  ----------  -----------
      Net earnings                                         $ 3,435,556   4,575,352   5,378,470
                                                           ===========  ==========  ===========
      Basic and diluted earnings per share                 $      1.09        1.42        1.67
                                                           ===========  ==========  ===========


Refer to Appendix A of the Peoples Bancorp of North Carolina, Inc. Proxy Statement, dated April 3, 2003, for a complete set of Consolidated Financial Statements.

                                    SHAREHOLDER
                              & GENERAL INFORMATION


ANNUAL  MEETING
The Annual Meeting of Shareholders of Peoples Bancorp will be held at 11:00 A.M., on Thursday, May 01, 2003, at the Catawba Country Club located at 1154 Country Club Road, Newton, North Carolina.

SHAREHOLDERS'  LUNCHEON
Shareholders in attendance at the Annual Meeting are cordially invited to remain for a luncheon to be served immediately upon adjournment.

COMMON  STOCK
Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted in the NASDAQ (National Association of Securities Dealers Automated Quotations) National Market System, where our symbol is PEBK.

[GRAPHIC OMITTED]

Price and volume information is contained in the Wall Street Journal and most major daily newspapers in the "Over-the-Counter Markets" section under the National Market System listing. Peoples Bancorp stock is marketed by Scott & Stringfellow, Inc., Ryan, Beck & Company, Sterne Agee & Leach, Inc. and Trident Securities, Inc.

DIVIDEND  REINVESTMENT  & STOCK  PURCHASE
Peoples Bancorp offers a Dividend Reinvestment and Stock Purchase Plan for the benefit of the Corporation's shareholders. The Plan provides for the full or partial reinvestment of cash dividends, optional cash purchases of the Corporation's stock, safekeeping of the share certificates, liquidation of shares, and gifting of shares and enrollment of the designated recipients.

Registrar and Transfer Company, Cranford, New Jersey is the Plan Administrator. For more information one may call the Investor Relations Department at Peoples Bancorp at 828-464-5620 or 800-948-7195 or contact the Plan Administrator at 800-368-5948.

Shareholders of Peoples Bancorp are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore.

Such dividend payments are declared based upon the guidelines of North Carolina and federal banking law.

As of February 28, 2003, the Company had 676 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

CORPORATE  OFFICE
Peoples Bancorp of North Carolina, Inc.
518 West C Street
P.O. Box 467
Newton, NC 28658
828-464-5620

STOCK TRANSFER AGENT
& REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

INDEPENDENT  AUDITORS
Porter Keadle Moore, LLP
235 Peachtree Street, NE, Suite 1800
Atlanta, GA 30303

Please visit Peoples Bank at their website:
www.peoplesbanknc.com


                                PEOPLES BANK AND
                                PEOPLES BANCORP
                               BOARD OF DIRECTORS


Robert C. Abernethy
Chairman of the Board, Peoples Bancorp of
North Carolina, Inc. and Peoples Bank
President, Secretary and Treasurer
Carolina Glove Company, Inc.

James S. Abernethy
President and Assistant Secretary
Midstate Contractors, Inc.

Bruce R. Eckard
President
Eckard Vending Company, Inc.

John H. Elmore, Jr.
Chairman of the Board, Chief Executive
Officer and Treasurer
Elmore Construction Company, Inc.

Gary E. Matthews
President
Matthews Construction Company, Inc.

Charles F. Murray
President
Murray's Hatchery, Inc.

Larry E. Robinson
President and Chief Executive Officer
Blue Ridge Distributing Company, Inc. &
President and Chief Executive Officer
Associated Brands, Inc.

Fred L. Sherrill, Jr.
Retired Furniture Manufacturer Executive

Dan Ray Timmerman, Sr.
President
Timmerman Manufacturing, Inc.

Benjamin I. Zachary
General Manager, Treasurer, Secretary and
Member of the Board of Directors Alexander
Railroad Company

                                PEOPLES BANCORP
                                    OFFICERS


Tony W. Wolfe
President and Chief Executive
Officer

Joseph F. Beaman, Jr.
Executive Vice President and
Corporate Secretary

A. Joseph Lampron
Executive Vice President,
Chief Financial Officer and
Corporate Treasurer

Lance A. Sellers
Executive Vice President and
Assistant Corporate Secretary

William D. Cable
Executive Vice President and
Assistant Corporate Treasurer


                                  PEOPLES BANK
                                    OFFICERS


Tony W. Wolfe*
President and
Chief Executive Officer

Joseph F. Beaman, Jr.*
Executive Vice President,
Chief Administrative Officer,
and Corporate Secretary

A. Joseph Lampron*
Executive Vice President
Chief Financial Officer

Lance A. Sellers*
Executive Vice President
Chief Banking Officer

William D. Cable*
Executive Vice President
Chief Operations Officer

Kimberly L. Boyd
Senior Vice President
Banking Support

David E. Reitzel
Senior Vice President
Real Estate Administration

Clifton A. Wike
Senior Vice President
Senior Lender

Kimberly D. Bazzle
First Vice President
Marketing and Training

Brenda B. Beam
First Vice President
Human Resources

David C. Brown
First Vice President
Certified Financial Planner

Steven F. Cloninger
First Vice President
Credit Administration

George S. Earp
First Vice President
Finance

James O. Perry
First Vice President
Area Executive

Daniel F. Richard
First Vice President
Senior Lender

Kyle E. Sigmon
First Vice President
Mortgage Loans

Mark W. Sigmon
First Vice President
Area Executive

Brenda L. Terrell
First Vice President
Operations Manager

Nancy A. Anderson
Vice President
Mortgage Loan Originator

Patsy D. Black
Vice President
Branch Manager,
Triangle Crossing

Christopher L. Brookshire
Vice President
RAA/GAA

Janice K. Bumgarner
Vice President
Deposit Operations

Kay F. Deal
Vice President
Branch Manager, Conover

John R. Duncan, Jr.
Vice President
Problem Asset Manager

Barbara K. Farnsworth
Vice President
Branch Manager, Lincolnton

J. Louis Fletcher
Vice President
Business Development
Officer

Ken R. Gibson
Vice President
Business Development
Officer

Mark W. Gustafson
Vice President
Investment Account
Executive

S. Randy Harrill
Vice President
Business Development
Officer

Leslie R. Howard
Vice President
Branch Manager, Denver

M. Beth LaBarbera
Vice President
Branch Manager, Springs Rd.

E. Dean Lawing
Vice President
Mortgage Loan Underwriter

Tommy C. McNeely
Vice President
Business Development
Officer

Cynthia H. McRee
Vice President
Branch Manager,
Catawba Valley Boulevard

Rick D. Moser
Vice President
Business Development Officer

Tammy H. Pope
Vice President
Business Systems

Denelda S. Reese
Vice President
Branch Manager, Claremont

Jeanette R. Ringley
Vice President
Branch Manager, Newton

Cathy H. Stewart
Vice President
Branch Manager, Hiddenite

*Designates an executive officer of the Bank


                                  PEOPLES BANK
                                  SUBSIDIARIES'
                                    BOARD OF
                                  DIRECTORS AND
                                    OFFICERS



PEOPLES
INVESTMENT
SERVICES, INC.

BOARD OF
DIRECTORS

Robert C. Abernethy

David C. Brown

Bruce R. Eckard

Larry E. Robinson

Tony W. Wolfe

OFFICERS

Tony W. Wolfe
President

David C. Brown
Vice President and
Assistant Secretary

Joseph F. Beaman, Jr.
Secretary

A. Joseph Lampron
Treasurer


REAL ESTATE
ADVISORY
SERVICES, INC.

BOARD OF
DIRECTORS

Robert C. Abernethy

David E. Reitzel

Dan Ray Timmerman, Sr.

Tony W. Wolfe


OFFICERS

Tony W. Wolfe
President

David E. Reitzel
Vice President

A. Joseph Lampron
Secretary and Treasurer

                                      2002
                                      1912

BANK LOCATIONS

Peoples Bancorp Center
518 West C Street
PO Box 467
Newton, NC 28658
828-464-5620

Catawba
106 North Main Street
Catawba, NC 28609
828-241-3123

Claremont
3261 East Main Street
Claremont, NC 28610
828-459-7152

Conover
213 1st Street West
Conover, NC 28613
828-464-8456

Denver
6125 Hwy 16 South
Denver, NC 28037
704-483-3050

Hickory/
Catawba Valley Boulevard
2050 Catawba Valley Blvd.
Hickory, NC 28602
828-322-6372

Hickory/Springs Road
3310 Springs Road NE
Hickory, NC 28601
828-256-9229

Hickory/Viewmont
1333 2nd Street NE
Hickory, NC 28601
828-345-6262

Hiddenite
5133 NC Hwy 90 E
Hiddenite, NC 28636
828-632-0118
704-585-6631

Lincolnton
1910 E Main Street
Lincolnton, NC 28092
704-732-0097

West Lincoln
760 Highway 27 West
Lincolnton, NC 28092
704-736-1447

Maiden
200 Island Ford Road
Maiden, NC 28650
828-428-9874

Newton
420 West A Street
Newton, NC 28658
828-464-5663

North Newton
2619 North Main Avenue
Newton, NC 28658
828-464-8664

Triangle Crossing
142 Hwy 16 South
Denver, NC 28037
704-483-7727
704-827-2370

Satellite Location
Abernethy Center
102 Leonard Avenue
Newton 28658
828-464-3077

www.peoplesbanknc.com

MEMBER
FDIC

[GRAPHIC OMITTED]

PEOPLES BANCORP
of North Carolina, Inc.

[X] PLEASE MARK VOTES             REVOCABLE PROXY
    AS IN THIS EXAMPLE   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                            MAY 1, 2003 - 11:00 A.M.
                (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

     The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2003 Annual Meeting of Shareholders of Peoples
Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 1, 2003 at 11:00 A.M., Eastern Time, and at any adjournments or postponements thereof.

                                                              WITH-   FOR ALL
                                                      FOR     HOLD     EXCEPT
1.   The approval of the election                     [ ]      [ ]      [ ]
     of the following named directors:

     Robert C. Abernethy, James S. Abernethy and Larry E. Robinson will serve as directors until the 2006 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

                                                      FOR    AGAINST   ABSTAIN
2. The ratification and approval of the               [ ]      [ ]       [ ]
   appointment of Porter Keadle Moore, LLP
   as the Company's independent auditor for the fiscal year ending December 31, 2003.

3. The proxy committee of the Company is authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH
                            OF THE LISTED PROPOSALS.

     The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee listed above, FOR the ratification and approval of the appointment of Porter
Keadle Moore, LLP as the Company's independent auditors for the fiscal year ending December 31, 2003, and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting. If instructions are given with respect to one but not all proposals, such instructions as are given will be followed and the proxy will be voted as indicated above on the proposal(s) for which no instructions are given.

     Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

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Please be sure to sign and date         Date
this Proxy in the box below.
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       Stockholder Sign Above                  Co-holder (if any) sign above

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    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.
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                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The above signed hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated April 3, 2003, relating to the Meeting and hereby revokes any proxy or proxies heretofore given.

     Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting. Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors and (ii) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent auditors for the fiscal year ending December 31, 2003 and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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IF  YOUR  ADDRESS  HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED
BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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